Exhibit 10.3

Execution Version

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

May 11, 2016

among

PENN VIRGINIA HOLDING CORP.,

as Borrower

PENN VIRGINIA CORPORATION,

as Parent

Each Subsidiary of the Parent party hereto as a Guarantor,

The Lenders Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as DIP Agent

(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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		Page

SECTION 11.17.	USA PATRIOT Act	109

SECTION 11.18.	NO ORAL AGREEMENTS	110

SECTION 11.19.	DIP Orders	110

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.05 – Material Leases

Schedule 3.06 – Litigation

Schedule 3.09 – Taxes

Schedule 3.13 – Subsidiaries

Schedule 3.17 – Gas Imbalances

Schedule 3.18 – Marketing Contracts

Schedule 3.19 – Swap Agreements

Schedule 6.01(b) – Outstanding Senior Notes

Schedule 6.01(c) – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Investments

Schedule 6.08 – Existing Restrictions

Schedule 9.04 – Competitors

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Initial Budget

Exhibit C – Form of Note

Exhibit D – Compliance Certificate

Exhibit E – U.S. Tax Withholding Certificates

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This DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of May 11, 2016, among PENN VIRGINIA HOLDING CORP., as Borrower, PENN VIRGINIA CORPORATION, as Parent, each Subsidiary (as defined below) party hereto, as a Guarantor, LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacity, including any permitted successor thereto, the “DIP Agent”).

W I T N E S S E T H:

A. On or about May 12, 2016 (i) the Borrower, the Parent and certain subsidiaries of the Borrower named as Guarantors herein (each a “Debtor” and, together, the “Debtors”) will file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for Eastern District of Virginia (Richmond Division) (the “Bankruptcy Court”) (the “Cases”). The date such petitions are filed is referred to herein as the “Petition Date.”

B. The Borrower has requested that the Lenders make post-petition loans and provide other financial or credit accommodations to the Borrower, and the Lenders have agreed, subject to the conditions set forth herein, to extend a superpriority priming (subject to the Carve Out (as defined herein)) credit facility to the Borrower, comprised of loans in an aggregate principal amount not to exceed $25,000,000.

C. The Borrower, the Parent and the Guarantors desire to secure, among other specified obligations, all of the DIP Obligations (as defined herein) by granting to the DIP Agent, for the benefit of the DIP Secured Parties (as defined herein), a security interest in and Lien on substantially all of the property and assets of the Credit Parties, subject to the limitations described herein and, when entered, the DIP Orders.

D. The Guarantors desire to guarantee, among other specified obligations, all of the DIP Obligations.

E. The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein and, when entered, the DIP Orders.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“13-Week Budget” means a thirteen-week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the DIP Agent, which shall reflect the Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Credit Parties’ and their respective Subsidiaries’ business during such thirteen-week period, including but not limited to, collections, payroll, capital expenditures and other major cash outlays, as such budget and forecast may be updated from time to time as required under Section 5.01(o).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adequate Protection Liens” has the meaning ascribed to such term in the Interim Order or, upon entry of the Final DIP Order, in the Final DIP Order, as applicable.

“Adequate Protection Payments” means the adequate protection payments to the Prepetition Secured Parties pursuant to the terms of the DIP Order

“Adjusted LIBO Rate” means, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the DIP Agent.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Credit Party payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith, or (b) any contract whereby any Credit Party receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Credit Party in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment Amount” means, $25,000,000, as reduced from time to time pursuant to the terms hereof.

“Aggregate Conditional DIP Commitment Amount” means $5,000,000.

“Aggregate Final DIP Commitment Amount” means $10,000,000.

“Aggregate Interim DIP Commitment Amount” means $10,000,000.

“Agreement” means this Debtor-in-Possession Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo Bank as its “prime rate”, (b) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1.00%, and (c) the Adjusted LIBO Rate for a one month Interest Period for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). The “prime rate” is a rate set by Wells Fargo Bank based upon various factors including Wells Fargo Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Additionally, any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Hoarding Condition” means, as of any date of determination thereof, the Borrower’s Available Cash as set forth in the most recently delivered Approved Budget on a forecast basis, including the proceeds of any outstanding Loans and any Loans proposed to be borrowed at the time of measurement and the application of proceeds therefrom, as of the last Business Day of the immediately following week, shall not exceed $10,000,000.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment Amount represented by such Lender’s Commitment Amount; provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment Amount (disregarding any Defaulting Lender’s Commitment Amount) represented by such Lender’s Commitment Amount. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitment Amounts most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Budget” means each of (i) the Initial Budget and (ii) any 13-Week Budget delivered by the Borrower pursuant to Section 5.01(o) and approved by the Requisite Lenders. “Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of entering into Swap Agreements for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time the Parent, the Borrower or any Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of “A-” or better from S&P, (ii) any Lender or Affiliate of a Lender or (iii) any other Person designated by the Parent or the Borrower that is acceptable to the DIP Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means any of Wright & Company, Inc., Ryder Scott Company, Netherland Sewell & Associates, Inc., and Miller and Lentz, Ltd., or such other reputable firm(s) of independent petroleum engineers as shall be approved by the Requisite Lenders.

“Approved Purposes” has the meaning set forth in Section 5.08(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the DIP Agent, in the form of Exhibit A or any other form approved by the DIP Agent.

“Authorized Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer or any executive vice president or vice president of such Person. Unless otherwise specified, all references to an Authorized Officer herein shall mean an Authorized Officer of the Parent.

“Available Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents, marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Parent and its consolidated Subsidiaries minus all Excluded Funds.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Avoidance Actions” has the meaning set forth in Section 10.01.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

“Backstop Parties” shall have the meaning assigned to “Commitment Parties” in the BCA.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BCA” means the Backstop Commitment Agreement (as defined in the RSA) as in effect on the date hereof and as modified, amended or supplemented with the consent of the Requisite Lenders.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introduction hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means the date any Borrowing of Loans is made.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” of any Person means any lease of Property by such Person, as lessee, that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the amount of the obligations of such Person under any Capital Lease, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carry Forward Amount” means, with respect to any given line item in the Approved Budget for any given week (except in the case of Professional Fees), the amount (if any) by which the budgeted expenditures as stated in the Approved Budget for the immediately preceding week exceeded the actual expenditures for such immediately preceding week.

“Carve Out” shall have the meaning assigned to such term in the Interim Order.

“Cases” shall have the meaning assigned to such term in the recitals hereto.

“Cash Collateral Account” means, in respect of the Credit Parties one or more deposit accounts (including, for avoidance of doubt, any lockboxes or similar accounts, any related securities accounts and any accounts holding Cash Equivalents), and with respect to which the DIP Secured Parties shall have a perfected Lien as security for the payment and performance of the DIP Obligations by virtue of, and having the priority set forth in, the DIP Orders.

“Cash Collateral” means all cash and Cash Equivalents in the Cash Collateral Account.

“Cash Equivalents” means Permitted Investments described in clauses (a), (b), and (c) of the definition of Permitted Investments.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Parent, the Borrower or any Subsidiary that was included in the most recent Reserve Report.

“Change in Control” means (a) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Parent; (b) individuals who, as of the date hereof, constitute the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Parent; provided, however, that any individual becoming a director of the Parent subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or (c) less than 100% of the Equity Interests of the Borrower are owned directly or indirectly by the Parent.

“Change in Law” means (a) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (b) any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority, or (c) the compliance, whether commenced prior to or after the date hereof, by any Lender with the requirements (regardless of the date enacted, adopted, promulgated or issued) of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III.

“Closing Date” means the date on which all conditions set forth in Section 4.02 have been satisfied (or waived by all of the Lenders).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all right, title and interest held by any Credit Party in any Property, including the Property described in Section 10.01, but excluding any such Property specifically excluded under this Agreement or the applicable DIP Order.

“Collateral Documents” means this Agreement, DIP Orders, Guaranty, the Security Agreement, the Mortgages and any and all other agreements, documents or instruments now or hereafter executed and delivered by the Parent, the Borrower or any other Person (including participation or similar agreements between any Lender and any other lender or creditor with respect to any DIP Obligation pursuant to this Agreement) in connection with, or as security for the payment or performance of the DIP Obligations, as such agreements, documents or instruments may be amended, supplemented or restated from time to time and to the extent applicable.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Loans hereunder; provided that such Lender’s Commitment shall never exceed the least of (x) such Lender’s Commitment Amount, and (y) such Lender’s Applicable Percentage of the Aggregate Commitment Amount, in each case, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means, with respect to each Lender, as applicable, the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment (or as set forth opposite such Lender’s name on Schedule 2.01, plus (minus) any amounts assumed (assigned) pursuant to an Assignment and Assumption). The amount of each Lender’s Commitment Amount as of the Effective Date is set forth on Schedule 2.01.

“Committee” means an official creditors’ committee of creditors holding unsecured claims appointed by the Bankruptcy Court in respect of the Cases pursuant to Section 1102(a) of the Bankruptcy Code.

“Committee Investigation” has the meaning set forth in Section 5.08(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any of the Persons set forth on Schedule 9.04 hereto and all readily identifiable Affiliates thereof.

“Conditional DIP Loan” has the meaning set forth in Section 2.01(a)(iii).

“Confirmation Order” has the meaning set forth in the definition for “Milestones.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means any of the Borrower, the Parent or any other Guarantor; “Credit Parties” means, collectively, all of the Borrower, the Parent and each other Guarantor.

“Debtors” is defined in the recitals hereto.

“Default” means (a) any event or condition that constitutes an Event of Default or (b) any Immature Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13(c).

“Defaulting Lender” means any Lender that has, as determined by the DIP Agent, (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Parent, the Borrower, the DIP Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the DIP Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the DIP Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“DIP Agent” shall have the meaning assigned to such term in the introduction hereto.

“DIP Loans” means, collectively the Interim DIP Loans, the Final DIP Loans and the Conditional Dip Loans.

“DIP Obligations” means all obligations or liabilities of every nature of any Credit Party from time to time owed to the DIP Agent, the Lenders or any of them under any Loan Document, in each case, whether for principal, interest, funding indemnification amounts, fees, expenses, indemnification or otherwise; and Lender Swap Obligations; provided that the definition of “DIP Obligations” shall not include Excluded Swap Obligations.

“DIP Orders” means the Interim Order and the Final DIP Order, as applicable.

“DIP Secured Parties” means, collectively, the DIP Agent, the Lenders and the Lender Swap Counterparties.

“Discharge of DIP Obligations” means (a) the indefeasible payment in full in cash of all DIP Obligations (other than (i) contingent indemnity obligations for which no claim for payment has been made (which indemnity obligations continue to survive as expressly provided in this Agreement or in any other Loan Document) and (ii) Lender Swap Obligations as to which arrangements reasonably satisfactory to the applicable Lender Swap Counterparty in its reasonable discretion have been made (it being agreed and understood that the arrangements contemplated under the Exit Facility (as defined in the RSA) as set forth in the Exit Facility Term Sheet (as defined in the RSA) are reasonably satisfactory to each of the Lender Swap Counterparties)), (b) termination or expiration of all Commitments, (c) termination of this Agreement other than indemnity and reimbursement obligations which expressly survive the termination hereof, and (d) termination of all Lender Swap Agreements other than Lender Swap Agreements as to which arrangements reasonably satisfactory to the applicable Lender Swap Counterparty in its reasonable discretion have been made (it being agreed and understood that the arrangements contemplated under the Exit Facility (as defined in the RSA) as set forth in the Exit Facility Term Sheet (as defined in the RSA) are reasonably satisfactory to each of the Lender Swap Counterparties).

“Disclosure Statement” means the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates, dated as of May 12, 2016, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan of Reorganization, that is prepared and distributed in accordance with the Bankruptcy Code, and any other applicable law, in each case, in form and substance reasonably satisfactory to the Requisite Lenders.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 11, 2016.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, the Parent or any other Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Funds” means (a) accounts designated solely for payroll or employee benefits, (b) trust accounts held exclusively for the payment of taxes of any Credit Party, (c) suspense or trust accounts held exclusively for royalty and working interest payments owing to third parties, (d) cash collateral accounts to secure Pcards and Epayables not in excess of $120,000 in the aggregate and (e) cash collateral accounts to secure payment of utilities not in excess of $100,000 in the aggregate.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation required to be cleared pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any Loan Document, any of the following Taxes: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) Other Connection Taxes, (c) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Taxes resulting from any law in effect on such date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.17(a) and (e) any Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any Property, the cash value that a Person that is not an Affiliate of the Parent would pay in an arms-length transaction to purchase the specified Property.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements that implement or modify the foregoing (together with any law or guidance implementing such agreements).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the DIP Agent from three Federal funds brokers of recognized standing selected by it and (b) 0.00%.

“Fee Letter” means the agent fee letter agreement, dated the date hereof by and among Wells Fargo Bank, National Association, the Parent and the Borrower.

“Final DIP Loan” has the meaning set forth in Section 2.01(a)(ii).

“Final DIP Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement, (b) use cash collateral during the pendency of the Cases, and (c) granting certain related relief, as the same may be amended, modified or supplemented from time to time with the prior written consent of the Requisite Lenders.

“Final DIP Order Date” means the date the Bankruptcy Court issues the Final DIP Order.

“Final Hedge Order” means the order entered by the Bankruptcy Court (i) authorizing the Debtors to (a) enter into and perform under new hedging arrangements with certain of the Lenders and their Affiliates, (b) honor, pay, or otherwise satisfy all obligations, liabilities, and indebtedness of the Debtors arising under such new hedging arrangements, (c) pledge and transfer collateral in the form of Liens, and (d) grant superpriority claims; and (ii) granting certain related relief.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Flood Insurance Laws” means, to the extent applicable to any Credit Party, the Lenders, the DIP Agent or any Collateral, the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the regulations issued in connection therewith by the Office of the Controller of the Currency, the Federal Reserve Board and other Governmental Authorities, each as it may be amended, reformed or otherwise modified from time to time.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Granite Wash Sale” has the meaning set forth in Section 6.13.

“Granite Wash Excess Amount” has the meaning in Section 2.01(b).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase

of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each of the Parent and each Subsidiary that executes this Agreement as a Guarantor or otherwise guarantees the DIP Obligations as of the Effective Date or thereafter, and its successors and assigns.

“Guaranty” means the terms set forth in Article IX.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by applicable law.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immature Event of Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Indebtedness” means, for any Person (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments, other than surety or other bonds; (ii) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person (other than for borrowed money) to pay the deferred purchase price of Property or services (but excluding, other than for purposes of Section 6.01, accounts payable incurred in the ordinary course of business that are not more than 90 days past due unless contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established therefor, and any guaranties by the Parent, the Borrower or any Subsidiary of such accounts payable); (iv) all Capital Lease Obligations; (v) all obligations under Synthetic Leases; (vi) all Indebtedness (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such

Indebtedness is assumed by such Person; (vii) all Indebtedness (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (ix) all obligations to deliver Hydrocarbons in consideration of advance payments (other than customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract), including, without limitation, obligations under Advance Payment Contracts; and (x) any Indebtedness of a partnership for which such Person is liable either by agreement or because of a Governmental Requirement but only to the extent of such liability.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 11.03(b).

“Information” has the meaning assigned to such term in Section 11.12(a).

“Initial Budget” means the 13-Week Budget prepared by the Borrower and furnished to the Lenders on the Effective Date in the form of Exhibit B, which weekly cash budget includes detail on a line item basis as to (a) operational expenses, (b) general and administrative expenses (not to include Professional Fees), (c) Professional Fees (it being agreed and understood that the DIP Agent and Requisite Lenders shall not have approval rights over the Professional Fees; provided, however, the DIP Agent and Requisite Lenders reserve any right they may have under the Bankruptcy Code or other applicable law to object to any Professional Fees during the Cases), (d) interest accrued under this Agreement, and (e) Adequate Protection Payments, which has been certified by Authorized Officer of the Borrower as having been prepared in good faith based upon assumptions believed by the Borrower and the Credit Parties to be reasonable at the time made. The Initial Budget includes no capital expenditures other than maintenance and completion needs and in no event new drilling or related expenditures.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month, and (b) with respect to any Eurodollar Loan, the last day of each 30 day period of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest

Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Borrowing.

“Interim DIP Loan” has the meaning set forth in Section 2.01(a)(i).

“Interim Order” means the interim order entered by the Bankruptcy Court (i) authorizing, on an interim basis, the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement and (b) use cash collateral during the pendency of the Cases, and (ii) granting certain related relief, as the same may be amended, modified or supplemented from time to time with the prior written consent of the Requisite Lenders.

“Investigation Period” has the meaning set forth in Section 5.08(b).

“Investment” means, for any Person: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (ii) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (iii) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRS” means the United States Internal Revenue Service.

“Lender Party Financial Service Products” has the meaning given thereto in the Prepetition Credit Agreement.

“Lender Swap Agreement” means any Swap Agreement between or among any Credit Party and any Lender Swap Counterparty, including Swap Agreements on terms to be agreed between such applicable Lender Swap Counterparty and a Credit Party entered into following entry of the Final Hedge Order. It is contemplated that Lender Swap Agreements entered into prior to the confirmation of a reorganization plan by a Lender Swap Counterparty that also is a Lender under the Exit Facility will continue to be secured by the same security in the same collateral granted in connection with the Exit Facility.

“Lender Swap Counterparty” means any counterparty to any Swap Agreement with any Credit Party and that is Lender or Affiliate of any Lender or was a Lender or an Affiliate of a Lender at the time such Lender Swap Agreement was entered into.

“Lender Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Lender Swap Agreement; provided that, if a Lender Swap Counterparty ceases to be a Lender or an Affiliate of a Lender under this Agreement, obligations owing to such Lender Swap Counterparty under Lender Swap Agreements shall be Lender Swap Obligations only to the extent such obligations arise from transactions entered into prior to the date such Lender Swap Counterparty ceased to be a Lender or an Affiliate of a Lender, without giving effect to any extension, increases, or modifications (including blending) thereof which are made after such Lender Swap Counterparty ceases to be a Lender or an Affiliate of a Lender under this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page1 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the DIP Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the DIP Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, in any event, LIBO Rate shall not be less than 0.00% for any determination.

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such Property (including but not limited to any production payments and the like payable out of Oil and Gas Properties), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lienholder Motion” means the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Payment of (A) Operating Expenses, (B) Joint Interest Billings, (C) Marketing Expenses, (D) Shipping and Warehousing Claims, and (E) 503(b)(9) Claims, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief dated on or about May 12, 2016.

“Loan Documents” means this Agreement, each Borrowing Request, each Collateral Document, the Fee Letter, any promissory notes issued pursuant to Section 2.10, all applications, all instruments, certificates and agreements now or hereafter executed or delivered to the DIP Agent or any Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing; provided that “Loan Documents” shall not include any Swap Agreement.

“Loans” means the DIP Loans.

“material adverse change” mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Parent, the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Parent, the Borrower and the Subsidiaries taken as a whole to timely perform their obligations under the Loan Documents to which each is a party, or (iii) the legality, validity or enforceability of any of the Loan Documents or the rights, benefits or remedies of the DIP Agent or the Lenders thereunder; provided that, Material Adverse Effect shall expressly exclude (i) any matters (A) publically disclosed prior to the date hereof, (B) disclosed in writing to the DIP Agent prior to the date hereof in connection herewith (including any schedules or exhibits hereto) or otherwise disclosed in any other Loan Document, or (C) disclosed in writing pursuant to the confidentiality agreements entered into between certain Lenders and the Borrower prior to the date hereof, (ii) the effect of filing the Cases and any action required to be taken under the Loan Documents, the Interim Order or the Final DIP Order, (iii) the direct effect of any action taken by the DIP Agent or the Lenders with respect to the Loans or with respect to the Credit Parties (including through such Persons’ participation in the Cases), (iv) the effect of any changes in applicable laws or accounting rules or in the United States or foreign economies or securities, commodities or financial markets, or (v) the effects of any events or circumstances affecting the Credit Parties’ industry generally that do not affect the Credit Parties’ business disproportionately.

“Material Indebtedness” means Indebtedness (other than the Prepetition Obligations) of any one or more of the Parent, the Borrower or any Subsidiary in an aggregate principal amount exceeding $5,000,000.

“Material Swap Obligations” means obligations in respect of one or more Swap Agreements of any one or more of the Parent, the Borrower or any Subsidiary in an aggregate amount exceeding $5,000,000. For purposes of determining Material Swap Obligations, the obligations of the Parent, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated on the date of determination.

“Maturity Date” means the earliest of (i) the Scheduled Maturity Date, (ii) the consummation of a sale of all or substantially all of the assets of the Credit Parties pursuant to Section 363 of the Bankruptcy Code or otherwise; (iii) the effective date of a plan of reorganization or liquidation in the Cases; (iv) the date of filing or support by the Borrower of a plan of reorganization that does not provide for the Discharge of DIP Obligations; (v) the entry of an order by the Bankruptcy Court (x) approving the appointment of a bankruptcy trustee or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code, (y) dismissing any of the Cases, or (z) converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code; (vi) the date of termination of the Lenders’ commitments and the acceleration of any outstanding extensions of credit, in each case, under this Agreement.

“Milestones” means the following milestones relating to the Cases:

(a) The Petition Date shall occur no later than 8:00 a.m. New York City time on May 12, 2016;

(b) No later than three days after the Petition Date (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Credit Parties shall have filed with the Bankruptcy Court (i) the Plan of Reorganization and Disclosure Statement, and (ii) a motion seeking entry of an order approving the Debtors’ assumption of the RSA and the BCA (the “Approval Motion”);

(c) No later than three days after the Petition Date (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered the Interim Order;

(d) No later than 15 days after the Petition Date (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Debtors shall have filed with the Bankruptcy Court (i) a motion to establish a bar date for filing proofs of claim and (ii) the schedules of assets and liabilities and statements of financial affairs of each Debtor;

(e) No later than 30 days after the Petition Date (or such later date as the Requisite Lenders may agree in writing to the Borrower), (i) the Bankruptcy Court shall have entered the Final DIP Order, (ii) the Bankruptcy Court shall have entered a Final Order granting the Approval Motion, and (iii) the Debtors shall have delivered a proposal with regard to the treatment of material contracts to the Majority Consenting Noteholders (as defined in the RSA);

(f) No later than 45 days after the Petition Date (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered an order (the “Disclosure Statement Order”) approving the adequacy of the Disclosure Statement and related solicitation procedures (including the Rights Offering Procedures (as defined in the RSA));

(g) No later than 45 days after the entry of the Disclosure Statement Order (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Bankruptcy Court shall commence a hearing to confirm the Plan of Reorganization (the “Confirmation Hearing”);

(h) No later than five days after the commencement of the Confirmation Hearing (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Plan of Reorganization; and

(i) No later than 25 days after the entry of the Confirmation Order (or such later date as the Requisite Lenders may agree in writing to the Borrower), the Debtors shall have consummated the transactions contemplated by the Plan of Reorganization.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage or deed of trust executed and delivered by any Credit Party and each mortgage supplement after execution and delivery of such mortgage supplement, in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any asset sale, transfer or other disposition or series of related asset sales, transfers or other dispositions, the positive difference, if any, of (a) the sum of cash and Cash Equivalents directly or indirectly received in connection with such transaction, but only as and when so received, minus (b) the sum of (i) if applicable, the principal amount of any Indebtedness that is secured by such asset (if any) and that is required to be repaid in connection with the sale thereof (other than the Loans) and (ii) the reasonable out-of-pocket expenses incurred by the Parent, the Borrower or such Subsidiary in connection with such transaction (including reasonable broker’s fees or commissions, legal fees, transfer or sales taxes).

“Non-Primed Excepted Liens” means (x) valid, perfected and unavoidable liens in existence as of the Petition Date or (y) valid and unavoidable liens in existence for amounts outstanding as of the Petition Date that are perfected after the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, but in each case under the foregoing clause (x) and (y), only to the extent such valid, perfected and unavoidable liens are senior by operation of law in priority to the Prepetition Liens.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements, including production sharing contracts and agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended, and (e) with respect to any other type of Person, any certificate, document or agreement comparable to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or having sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing, excise, property or similar other Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Parent” means Penn Virginia Corporation, a Virginia corporation.

“Participant” has the meaning set forth in Section 11.04(c).

“Participant Register” has the meaning assigned to such term in Section 11.04(c).

“Patriot Act” has the meaning set forth in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means: (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof; (b) commercial paper maturing within one year from the date of creation thereof rated in the investment grade by S&P or Moody’s; (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by

S&P or Moody’s, respectively; (d) fully collateralized repurchase agreements with a term of not more than seven days for securities described in clause (a) above and entered into with a Lender, an Affiliate of a Lender or a financial institution satisfying the criteria described in clause (c) above; and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a), (b), (c) and (d).

“Permitted Liens” means: (i) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, each of which (x) is in respect of obligations that have not been outstanding more than 60 days, (y) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, or (z) solely as to Liens in effect prior to the Effective Date, is of the type set forth in the Lienholder Motion; (iv) Liens that (a) arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and (b) are for claims that (x) are not delinquent, (y) are being contested in good faith by appropriate proceedings and as to which the Parent, the Borrower or any Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP, or (z) solely as to Liens in effect prior to the Effective Date, is of the type set forth in the Lienholder Motion; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property, taken as a whole; (v) Liens reserved in oil and gas mineral leases, or created by statute, to secure royalty, net profits interests, bonus payments, rental payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, and compliance with the terms of such Hydrocarbon Interests, provided that such Liens secure claims that (x) are not delinquent, (y) are being contested in good faith by appropriate proceedings and as to which the Parent, the Borrower or the applicable Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP, or (z) solely as to Liens in effect prior to the Effective Date, is of the type set forth in the Lienholder Motion; (vi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that (a) no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board, and (b) no such deposit account is intended by the Parent, the Borrower or any Subsidiaries to provide collateral to the depository institution; (vii) all other non-consensual defects in title (which might otherwise constitute Liens) arising in the ordinary course of the Parent’s, the Borrower’s or such Subsidiary’s business or incidental to the ownership of their respective Properties; provided that no such Liens shall secure the payment of Indebtedness or shall, in the aggregate, materially detract from the value or marketability of the Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Parent, the Borrower or such Subsidiary; (viii) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent, the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent, the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (ix) Liens on cash or securities pledged to secure performance of surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (x) judgment Liens not giving rise to an Event of Default, provided that (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (b) no action to enforce such Lien has been commenced; and (xi) Non-Primed Excepted Liens.

“Permitted Variance” has the meaning set forth in Section 5.22.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Filing Date” shall mean the date upon which the Plan of Reorganization and related Disclosure Statement is filed with the Bankruptcy Court.

“Plan of Reorganization” means the Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates, dated on or about May 12, 2016, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, and any other applicable law, in any event, in form and substance reasonably satisfactory to the Requisite Lenders.

“Prepetition Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Prepetition Credit Agreement, or any successor in such capacity.

“Prepetition Collateral” means all of the existing and after-acquired assets with respect to which the Prepetition Agent on behalf of the Prepetition Secured Parties has first priority liens securing the Prepetition Secured Obligations under the Prepetition Secured Facilities (including cash collateral).

“Prepetition Credit Agreement” shall mean the Credit Agreement dated as of September 28, 2012, among the Borrower, Parent, the lenders parties thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Petition Date.

“Prepetition Lenders” shall mean the “Lenders” as defined in the Prepetition Credit Agreement.

“Prepetition Liens” shall mean the Liens securing the Prepetition Secured Obligations.

“Prepetition Secured Obligations” means the “Secured Obligations” as defined in the Prepetition Credit Agreement.

“Prepetition Secured Facilities” shall mean (i) the credit facility extended by the Prepetition Lenders to the Borrower under the Prepetition Credit Agreement, (ii) the Lender Party Swap Agreements (as defined in the Prepetition Credit Agreement), and (iii) the Lender Party Financial Service Products.

“Prepetition Secured Parties” shall mean the holders of Prepetition Secured Obligations.

“Professional Fees” means attorneys’ fees and the fees of any other professionals.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Qualified ECP Obligor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty obligation or other liability or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the DIP Agent, and (b) any Lender.

“Redemption” means the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of the Senior Notes. “Redeem” has the correlative meaning thereto.

“Register” has the meaning set forth in Section 11.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedies Notice” has the meaning set forth in Section 7.02

“Requisite Lenders” means, at any time, Lenders having in the aggregate more than 50% of the Aggregate Commitment Amount, or, if the Commitments to make Loans have been terminated pursuant to Article VII, Lenders holding more than 50% of the aggregate unpaid principal amount of the outstanding Loans; provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Requisite Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the DIP Agent, setting forth, as of each December 31 or June 30 (or such other date in the event of an unscheduled redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrower or any Subsidiary, or any option, warrant or other right to acquire any Equity Interests in the Parent, the Borrower or any Subsidiary.

“RSA” means the Restructuring Support Agreement dated as of May 10, 2016, among Parent, the Borrower, certain Affiliates thereof named therein, certain holders of the Senior Notes, the DIP Agent, the Lenders, the Prepetition Agent and the Prepetition Lenders party thereto, and all exhibits thereto, as amended in accordance with the terms thereof.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Safe Harbor Provisions” means sections 362(b)(6) and (17), and sections 546(e) and (g), 555, 556, 559, 560, 561 and 562 of the United States Bankruptcy Code.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Security Agreement” means the terms set forth in Article X.

“Scheduled Maturity Date” means the date 150 days after the Petition Date; provided, that such date may be extended as agreed in writing by the Credit Parties and each Lender for an additional period not to exceed three (3) months without further approval of the Bankruptcy Court; and provided further, if the Credit Parties have entered into an asset purchase agreement with a third party for a sale of substantially all of its assets pursuant to Section 363 of the Bankruptcy Code, and the Bankruptcy Court has entered an order approving bidding procedures for an auction with a stalking-horse bidder, prior to the then effective “Scheduled Maturity Date”, such date may be extended as agreed in writing by the Credit Parties and the Supermajority Lenders for an additional period not to exceed three (3) months without further approval of the Bankruptcy Court.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Senior Notes” means, collectively, (a) the 7.250% Senior Notes due 2019 and (b) the 8.500% Senior Notes due 2020, in each case issued pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means, as applicable, both individually and collectively any Senior Notes and the Senior Notes Indenture.

“Senior Noteholders” means, collectively, the holders of either series of Senior Notes at any given time.

“Senior Notes Indenture” means that certain Senior Indenture, dated as of June 15, 2009, among Parent, each of the guarantors party thereto, and Wells Fargo Bank, National Association, as indenture trustee, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Stated Rate” has the meaning assigned to such term in Section 11.13.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one, minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal established by the Board to which the DIP Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Supermajority Lenders” means, at any time, Lenders having in the aggregate more than 66 2/3% of the Aggregate Commitment Amount, or, if the Commitments to make Loans have been terminated pursuant to Article VII, Lenders holding more than 66 2/3% of the aggregate unpaid principal amount of the outstanding Loans; provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Supermajority Lenders.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Debtor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 85% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time, minus the amount of Loans funded prior to such time by such Lender.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Weekly Draw Date” means the first Business Day following each Weekly Test Date commencing with the first such day on or after the date the Final DIP Loan has been made.

“Weekly Test Date” means the fourth Business Day of each calendar week.

“Withholding Agent” means the Borrower or the DIP Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “ABR Loan”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any definition or reference to any applicable law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the Uniform Commercial Code, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent or the Borrower notifies the DIP Agent that the Parent or the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the DIP Agent notifies the Parent or the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions of this Agreement and the DIP Orders and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower during the Availability Period; provided, however, that the aggregate principal amount of all Loans actually funded by such Lender shall not exceed such Lender’s Commitment, and the aggregate amount of all Loans funded by the Lenders shall not exceed the Aggregate Commitment Amount:

(i) Interim DIP Loan. Subject to satisfaction of the conditions set forth in Section 4.02, in a single initial Borrowing to be made on a Business Day following the Interim Order Date and not to exceed the Aggregate Interim DIP Commitment Amount (the “Interim DIP Loan”), and the amount of each Lender’s Interim DIP Loan as part of the initial Borrowing shall equal its Applicable Percentage of such Borrowing.

(ii) Final DIP Loan. Subject to satisfaction of the conditions set forth in Section 4.03, in a single Borrowing to be made on a Business Day following the Final Order Date and not to exceed the Aggregate Final DIP Commitment Amount plus any unfunded portion of the Aggregate Interim DIP Commitment Amount (collectively, the “Final DIP Loan”), and the amount of each Lender’s Final DIP Loan as part of the second Borrowing shall equal its Applicable Percentage of such Borrowing.

(iii) Conditional DIP Loans. Subject to satisfaction of the conditions set forth in Section 4.04, in multiple Borrowings from time to time during the period after the Final DIP Loan is made through the Maturity Date, in amounts not to exceed the Aggregate Conditional DIP Commitment Amount plus any unfunded portion of the Aggregate Interim DIP Commitment Amount plus any unfunded portion of the Aggregate Final DIP Commitment Amount (the “Conditional DIP Loans” and each a “Conditional DIP Loan”) (it being agreed that after giving effect to any Borrowing of the Interim DIP Loan, the Final DIP Loan and the Conditional DIP Loans, the aggregate outstanding amount of all Loans funded by the Lenders shall not exceed the Aggregate Commitment Amount); provided that the amount of each such Borrowing of a Conditional DIP Loan shall not exceed the lesser of (i) the aggregate Unused Commitments on such Weekly Draw Date and (ii) the maximum amount that (if funded) would permit the Borrower to be in pro forma compliance with the Anti-Hoarding Condition.

(b) Reborrowing of Loans Prepaid. The principal amount of any Loans repaid or prepaid may not be reborrowed; provided, however, that solely in the event that the Granite Wash Sale is consummated with Net Cash Proceeds in excess of $8,000,000 in the aggregate (such excess, the “Granite Wash Excess Amount”) and the Borrower has prepaid the Loans in accordance with Section 2.11(a), subject to the terms and conditions of this Agreement (including Section 4.04), an amount equal to the Granite Wash Excess Amount may be reborrowed on any subsequent Weekly Draw Date as a new Borrowing of Conditional DIP Loans (it being agreed that the Granite Wash Excess Amount shall be excluded from the aggregate amount of Loans previously advanced in order to determine the amount available for Borrowing on such date of reborrowing).

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may, subject to Section 2.19(a), make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the DIP Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days (or such shorter time period as agreed to by the DIP Agent in its reasonable discretion) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the DIP Agent of a written Borrowing Request in a form approved by the DIP Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the DIP Agent shall advise each Lender of the details thereof and of the amount of such Lender’ s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the DIP Agent most recently designated by it for such purpose by notice to the Lenders. The DIP Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the DIP Agent designated by the Borrower in the applicable Borrowing Request.

(b) Unless the DIP Agent shall have received written notice from a Lender prior to the proposed date of any Eurodollar Borrowing or prior to 1:00 p.m., New York City time, on the date any proposed ABR Borrowing, as applicable, that such Lender will not make available to the DIP Agent such Lender’s share of such Borrowing, the DIP Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the DIP Agent, then the applicable Lender and the Borrower severally agree to pay to the DIP Agent forthwith within two (2) Business Days after demand therefor such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the DIP Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the DIP Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the DIP Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the DIP Agent of a written Interest Election Request in a form approved by the DIP Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii) and (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii) with respect to any Borrowing, whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

(d) Promptly following receipt of an Interest Election Request, the DIP Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the DIP Agent, at the request of the Requisite Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, each Lender’s Commitment shall reduce on the date of each Borrowing by an amount equal to the Loan made by such Lender as part of such Borrowing and shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or at any time prior to the date the Final DIP Loan are funded, reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the outstanding principal amount of the Loans would exceed the total Commitments, as so reduced.

(c) The Borrower shall notify the DIP Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the DIP Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the DIP Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the DIP Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The DIP Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the DIP Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the DIP Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note in the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the DIP Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Mandatory Prepayments. The Borrower shall prepay the outstanding principal amount of the Loans:

(i) in an amount equal to 100% of the Net Cash Proceeds received by any Credit Party from asset sales or series of related asset sales (other than (x) Net Cash Proceeds in an amount not to exceed $250,000 in the aggregate since the date hereof and (y) ordinary course sales of Hydrocarbons and sales of immaterial or damaged equipment no longer used or useful in the business, or asset sales between Credit Parties) within one Business Day after receipt of such Net Cash Proceeds; provided that no prepayment shall be required in connection with such asset sale only to the extent (x) the Net Cash Proceeds thereof are reinvested by the Person receiving such proceeds in the business of such Person within ninety (90) days following receipt thereof and such expenditure is provided in the Approved Budget, (y) at the time such reinvestment occurs no Event of Default shall then be in existence, and (z) such asset sale is not the Granite Wash Sale.

(ii) in an amount equal to 100% of insurance and condemnation proceeds (net of any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof) received by any Credit Party (other (x) proceeds in an amount not to exceed $250,000 in the aggregate since the date hereof and (y) than the approximate $1,000,000 in insurance proceeds expected to be received on account of a Casualty Event that occurred in 2014) within one Business Day after receipt of such proceeds; provided that no prepayment shall be required in connection with such insurance or condemnation proceeds only to the extent (x) the proceeds thereof are reinvested by the Person receiving such proceeds in the business of such Person within ninety (90) days following receipt thereof and such expenditure is provided in the Approved Budget, and (y) at the time such reinvestment occurs no Event of Default shall then be in existence; (iii) in an amount equal to 100% of cash proceeds (net of any actual and reasonable documented costs incurred by the Borrower or any of its Subsidiaries in connection with such issuance) received by any Credit Party from the issuance of any post-petition Indebtedness (other than Indebtedness permitted under Section 6.01) or Equity Interests (other than any issuance or sale of the Equity Interests of a Subsidiary to its parent entity or another Credit Party) by any Credit Party within one Business Day after receipt of such Net Cash Proceeds; and (iv) in an amount equal to 100% of the proceeds resulting from monthly settlement payments under any Swap Agreements or the termination, liquidation or unwinding of any Swap Agreement immediately upon receipt of such proceeds.

(b) Optional Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, but subject to the requirements of Section 2.09(b) and Section 2.16. The Borrower shall notify the DIP Agent by telephone (confirmed by telecopy) of any optional prepayment (i) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of any ABR Borrowings, not later than 12:00 noon New York City time, on the date of such prepayment. Such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowings or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice of prepayment, the DIP Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowings shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amount payable under Section 2.16.

(c) Application of Proceeds of Prepayments. Prepayments made in accordance with Section 2.11(a) or Section 2.11(b) of this Section shall be applied in the following order: first, at all times, to the prepayment of the outstanding principal amount of the Loans and any other amounts then due and payable under this Agreement until paid in full; second, at any time after the Final DIP Order Date, to the outstanding Obligations (as defined in the Prepetition Credit Agreement) in the order specified in the Prepetition Credit Agreement, until paid in full. Each prepayment of the Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

SECTION 2.12. Fees.

(a) Subject to the provisions of Section 2.20, the Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lenders), an unused commitment fee (the “Unused Commitment Fee”) equal to 0.50% multiplied by the daily average of each such Lender’s Unused Commitment (it being agreed that in the event the Net Cash Proceeds of the Granite Wash Sale are used to repay the Loans, then for purposes of the Unused Commitment Fee, the Unused Commitment of any Lender shall be increased by the Granite Wash Excess Amount, if any). Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 365 days (or 366 days in a leap year) and shall be payable in arrears on the last day of each calendar month and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been previously paid. In the event the Commitments terminate on any date other than the last day of a calendar month, the Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lenders), on the date of such termination, each such Lender’s Unused Commitment Fee due for the period from the last day of the immediately preceding calendar month to the date such termination occurs.

(b) The Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lenders) a closing fee (the “Closing Fee”) of 0.50% of the principal amount of each Loan advanced by such Lender, such fee to be earned and due and payable on the date each such Loan is advanced (it being agreed that in the event the Net Cash Proceeds of the Granite Wash Sale equal to the Granite Wash Excess Amount is used to repay the Loans which are then readvanced, this fee shall not be payable with respect to the readvanced Loans).

(c) Upon any extension of the Maturity Date with the consent of all Lenders, the Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lenders) an extension fee equal to (i) for any extension not exceeding three (3) months, 0.25% per annum of the aggregate principal amount of the Loans made by such Lender, (ii) for any extension exceeding three (3) months but not exceeding six (6) months, 0.50% per annum of the aggregate principal amount of the Loans made by such Lender, and (iii) for any extension exceeding six (6) months, 1.00% per annum of the aggregate principal amount of the Loans made by such Lender, in each case such fees earned and payable upon the effective date of such extension.

(d) The Borrower agrees to pay to the DIP Agent, for its own account, fees payable in the amounts and at the times separately agreed to in the Fee Letter.

(e) All fees payable to the Lenders hereunder shall be paid on the dates due, in immediately available funds, to the DIP Agent for distribution, in the case of Unused Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances, except in the case of any overpayment due to erroneous calculation or invoicing thereof.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus 5.00%.

(b) Eurodollar Loans shall bear interest at the Adjusted LIBO Rate per annum for the Interest Period in effect for such Borrowing plus 6.00%.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default, each Borrowing shall bear interest at a rate per annum equal to interest rate in effect from time to time pursuant to clause (a) or (b) above, as applicable, plus 2.00% per annum (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on Well Fargo Bank’s “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the DIP Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the DIP Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the DIP Agent is advised by the Requisite Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the DIP Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the DIP Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.05 or Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) General.Each payment by any Credit Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Credit Party shall be increased as necessary so that net of such withholding (including withholding applicable to additional amounts payable under this Section) the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the DIP Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the DIP Agent.

(d) Indemnification by the Borrower and the Parent. The Borrower and the Parent shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient or Beneficial Owner and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the DIP Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the DIP Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified the DIP Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Parent to do so) attributable to such Lender that are paid or payable by the DIP Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the DIP Agent or the applicable Credit Party (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the DIP Agent or the Borrower (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the DIP Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the DIP Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the DIP Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the DIP Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the DIP Agent as will enable the Borrower or the DIP Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences and except as otherwise required by applicable law, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the DIP Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the DIP Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the DIP Agent (in such number of copies reasonably requested by such Borrower and the DIP Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit E (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the Beneficial Owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such Beneficial Owner or partner of such partnership if such Beneficial Owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the DIP Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or Other Taxes paid by the Borrower pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or such Other Taxes paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) to the extent that such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Lender, and the Discharge of DIP Obligations.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the DIP Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the DIP Agent at its offices as set forth in Section 11.01(a), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The DIP Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Subject to Section 7.03, if at any time insufficient funds are received by and available to the DIP Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the DIP Agent shall have received notice from the Borrower prior to the date on which any payment is due to the DIP Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the DIP Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the DIP Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the DIP Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the DIP Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 11.03, then the DIP Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the DIP Agent for the account of such Lender and for the benefit of the DIP Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the DIP Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the DIP Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender fails to execute an amendment or waiver with respect to the Loan Documents that is executed by the Supermajority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the DIP Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the DIP Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Requisite Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parent, the Borrower and each Subsidiary party hereto hereby represents and warrants to the Lenders that:

SECTION 3.01. Existence; Organization; Powers. The Parent, the Borrower and each Subsidiary: (a) is duly organized or formed, legally existing and in good standing, if applicable, under the laws of the jurisdiction of its formation, except as to any Subsidiary where the failure to so exist or remain in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where failure to have such power could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. Subject to entry and the terms of the DIP Orders, the Parent, the Borrower and each Subsidiary have all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party. Subject to entry and the terms of the DIP Orders, the execution, delivery and performance by the Parent, the Borrower and each Subsidiary of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or partnership action, and this Agreement and the Loan Documents constitute the legal, valid and binding obligations of the Parent, the Borrower and each Subsidiary party thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Subject to entry of the DIP Orders, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority (other than the DIP Orders) or any third Person are necessary for the execution, delivery or performance by the Parent, the Borrower or any Subsidiary of this Agreement or the Loan Documents or for the validity or enforceability thereof, except for those third party approvals or consents which, if not made or obtained, would not cause a Default or Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect and do not have an adverse effect on the enforceability of the Loan Documents. Subject to entry of the DIP Orders, neither the execution and delivery of this Agreement or any Loan Document, nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach of, or require any consent that has not been obtained as of the Closing Date under, the respective Organizational Documents of the Parent, the Borrower or any Subsidiary, any Governmental Requirement, or any other material agreement or instrument to which the Parent, the Borrower or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject (in each case except for agreements and instruments subject to the Automatic Stay or Safe Harbor Provisions), or result in the creation or imposition of any Lien upon any of the revenues or assets of the Parent, the Borrower or any Subsidiary other than the Liens created by the Loan Documents, the DIP Orders or expressly permitted hereby.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the DIP Agent and the Lenders its consolidated balance sheet, and the related consolidated or condensed consolidated, as applicable, statements of income, cash flows and shareholders’ equity of the Parent and its Subsidiaries (a) as of and for the fiscal year ended December 31, 2015, audited by KPMG LLP, independent certified public accountants, and (b) as of and for the fiscal quarter ended March 31, 2016, certified by an Authorized Officer that such financial statements present fairly in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. Since the date of the audited financial statements of the Parent that have most recently been delivered pursuant to Section 5.01(a), there has been no material adverse change.

(b) Except as disclosed to the DIP Agent in writing, none of the Parent, the Borrower or any Subsidiary has any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the consolidated balance sheets of the Parent or as otherwise disclosed to the Lenders or their advisors in writing.

(c) Each Credit Party has disclosed to the Lenders in writing any and all facts that, in the reasonable good faith judgment of such Credit Party, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Each of the Parent, the Borrower and the Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.02. As of the date of delivery of each Reserve Report pursuant to Section 5.11, after giving full effect to Liens permitted by Section 6.02, the Parent, the Borrower or any Subsidiary, as applicable, specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Parent, the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Parent’s, the Borrower’s or such Subsidiary’s net revenue interest in such Property.

(b) Except as set forth on Schedule 3.05, all material leases and agreements necessary for the conduct of the business of the Parent, the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance that with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except as could not reasonably be expected to have a Material Adverse Effect.

(c) The rights, Properties and other assets presently owned, leased or licensed by the Parent, the Borrower and the Subsidiaries, including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Parent, the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as such business has been conducted prior to the date hereof.

(d) All of the assets and Properties of the Parent, the Borrower and the Subsidiaries that are reasonably necessary for the operation of their business are in good working condition and are maintained in accordance with prudent business standards.

SECTION 3.06. Litigation and Environmental Matters.

(a) Other than the Cases or except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened in writing against the Parent, the Borrower or any of the Subsidiaries or any of their respective properties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the other Loan Documents, and in each case, which are not subject to the Automatic Stay.

(b) Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (iii), (iv) and (v) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(i) neither any Property of the Parent, the Borrower or any Subsidiary, nor the operations conducted thereon, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(ii) no Property of the Parent, the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Parent or the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority (except the Cases) or to any remedial obligations under Environmental Laws;

(iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent, the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Parent, the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(iv) all hazardous substances, solid waste and oil and gas exploration and production wastes, if any, generated at any and all Property of the Parent, the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Parent or the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(v) the Parent, the Borrower or a Subsidiary has taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste or oil and gas exploration and production wastes have been disposed of or otherwise released, and there has been no threatened release of any hazardous substances on or to any Property of the Parent, the Borrower or any Subsidiary, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(vi) to the extent applicable, all Property of the Parent, the Borrower and each Subsidiary currently satisfies all design, operation and equipment requirements imposed by the Oil Pollution Act of 1990 and neither the Parent nor the Borrower has any reason to believe that such Property, to the extent subject thereto, will not be able to maintain compliance with the requirements thereof during the term of this Agreement; and

(c) none of the Parent, the Borrower or any Subsidiary has any known material contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

SECTION 3.07. Compliance with Laws and Agreements. None of the Parent, the Borrower or any Subsidiary has violated any applicable Governmental Requirement binding upon it or its Properties or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. No Default hereunder has occurred and is continuing.

SECTION 3.08. Investment Company Status. None of the Parent, the Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Except as set forth on Schedule 3.09, each of the Parent, the Borrower and the Subsidiaries has filed all U.S. Federal income Tax returns and all other tax returns that are required to be filed by it and has paid all material Taxes due pursuant to such returns or pursuant to any assessment received by the Parent, the Borrower or any Subsidiary, except any such Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. The charges, accruals and reserves on the books of the Parent, the Borrower and the Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of the Parent, adequate. No Tax lien has been filed and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Parent and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which either of them or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written reports, financial statements, certificates or other written information furnished by or on behalf of the Parent or the Borrower to the DIP Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (other than information of a general industry nature or constituting projections, projected financial information, forward looking information or prospect information) contains, when taken as a whole, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections, projected financial information, forward looking information or prospect information, the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. To the knowledge of the Parent, the Borrower and each Subsidiary, there is no fact peculiar to the Parent, the Borrower or any Subsidiary that has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Parent or the Borrower can now foresee) a Material Adverse Effect and that has not been set forth in this Agreement or the other documents, certificates and statements furnished to the DIP Agent by or on behalf of the Parent, the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Reserve Report is necessarily based upon professional opinions, estimates and projections and that neither the Parent nor the Borrower warrants that such opinions, estimates and projections will ultimately prove to have been accurate. No representation or warranty is made with respect to any Oil and Gas Properties to which no proved Hydrocarbon Interests are properly attributed.

SECTION 3.12. Use of Loans. Each Credit Party will use the proceeds of the Loans and any Cash Collateral solely for Approved Purposes. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

SECTION 3.13. Subsidiaries. Except as set forth on Schedule 3.13 or as disclosed in writing to the DIP Agent (which shall promptly furnish a copy to the Lenders) that shall be a supplement to Schedule 3.13, no Debtor has any Subsidiary other than those listed on Schedule 3.13.

SECTION 3.14. Jurisdiction of Incorporation or Organization. The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and location of the principal place of business or, if it has more than one place of business, the chief executive office of each Debtor is set forth on Schedule 3.13.

SECTION 3.15. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) after the date hereof, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) owned by the Parent, the Borrower or any of the Subsidiaries is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) owned by the Parent, the Borrower or any of the Subsidiaries.

SECTION 3.16. Insurance. The Parent or the Borrower has, and has caused all of the Subsidiaries to have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and the Subsidiaries. The DIP Agent has been named as additional insureds in respect of such liability insurance policies.

SECTION 3.17. Gas Imbalances, Prepayments. Except as set forth on Schedule 3.17 or as disclosed in writing to the DIP Agent and the Lenders in connection with the most recently delivered Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Parent, the Borrower or any of the Subsidiaries to deliver Hydrocarbons produced from their respective Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two Bcf of gas (or its equivalent) in the aggregate on a net basis.

SECTION 3.18. Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 3.18, and thereafter either disclosed in writing to the DIP Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Parent and the Borrower represent that they or the Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Parent’s, the Borrower’s or the Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) and that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

SECTION 3.19. Hedging Transactions. Except for Lender Swap Agreements, no Debtor is party to any Swap Agreements as of the date hereof.

SECTION 3.20. Restriction on Liens. None of the Parent, the Borrower or any of the Subsidiaries is a party to any material agreement or arrangement (other than instruments creating Liens permitted by Section 6.02, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree other than pursuant to the DIP Orders, that restricts or purports to restrict its ability to grant Liens to the DIP Agent and the Lenders on or in respect of their respective assets or Properties to secure the DIP Obligations.

SECTION 3.21. Intellectual Property. The Parent, the Borrower and the Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22. Material Personal Property. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Parent, the Borrower or any of the Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Parent, the Borrower or any of the Subsidiaries, in a manner consistent with the Parent’s, the Borrower’s or the Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.22 could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.23. Business. The Parent, the Borrower and the Subsidiaries have not conducted and are not conducting any business other than businesses relating to the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons, Hydrocarbon Interests and the Oil and Gas Properties and related activities.

SECTION 3.24. [Reserved].

SECTION 3.25. Licenses, Permits, Etc. Subject to the entry of the DIP Orders, the Borrower, the Parent and each of the Subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on their business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26. Fiscal Year. The fiscal year of the Parent and the Borrower is January 1 through December 31.

SECTION 3.27. [Reserved].

SECTION 3.28. Default under Material Contracts, Assumed Executory Contracts or Assumed Unexpired Leases. Except as could not reasonably be expected to have a Material Adverse Effect, no default has occurred under (i) any material contractual obligation arising after commencement of the Cases, or (ii) any executory contract or unexpired lease of any Credit Party assumed pursuant to the Bankruptcy Code.

SECTION 3.29. New Material Leases. Subject to the entry and terms of the DIP Order, no Credit Party has entered into any material lease for which Liens are not available to secure the DIP Obligations.

SECTION 3.30. Anti-Corruption Laws and Sanctions. None of (a) the Parent, the Borrower or any Subsidiary or any of their respective directors, officers, employees or, to the knowledge of any Credit Party, affiliates, or (b) to the knowledge of any Credit Party, any agent or representative of the Borrower, the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws.

SECTION 3.31. ECP Guarantor. As of the Closing Date and as of the effective date of each Lender Swap Agreement (it being agreed and understood that the representation in this Section 3.31 shall be made as of such dates), each of the Borrower and the Parent is an “eligible contract participant” within the meaning of Section 1(a)(18) of the Commodity Exchange Act.

ARTICLE IV

CONDITIONS

SECTION 4.01. Conditions Precedent to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied, which such conditions shall be the sole and exclusive conditions to the effectiveness of this Agreement:

(a) Credit Agreement. The DIP Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the DIP Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement

SECTION 4.02. Conditions Precedent to Interim DIP Loan. The obligations of the Lenders to make the Interim DIP Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived by each Lender), which such conditions shall be the sole and exclusive conditions to the availability of the Interim DIP Loan:

(a) Credit Agreement. The DIP Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the DIP Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Loan Documents. The DIP Agent (or its counsel) shall have received the following documents: (A) Uniform Commercial Code financing statements for each of the Credit Parties, required by law or reasonably requested by the DIP Agent; and (B) any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender duly executed and completed by the Borrower.

(c) Reserved.

(d) Organizational Documents. The DIP Agent shall have received a certificate of an Authorized Officer of each Credit Party dated as of the Closing Date, on which the DIP Agent and the Lenders may conclusively rely until the DIP Agent receives notice in writing from the Parent or the Borrower to the contrary, certifying:

(i) that attached to each such certificate are (1) a true and complete copy of the Organizational Documents of such Credit Party, as the case may be, as in effect on the date of such certificate and (2) a true and complete copy of a certificate from the Governmental Authority of the state of such entity’s organization certifying that such entity is duly organized and validly existing in such jurisdiction;

(ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of such Credit Party, as applicable, authorizing the execution, delivery and performance of each of the Loan Documents to which such Credit Party is or is intended to be a party; and

(iii) as to the incumbency and specimen signature of each officer of such Credit Party (1) who is authorized to execute the Loan Documents to which such Credit Party is or is intended to be a party and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

(e) Qualification and Good Standing. The DIP Agent shall have received certificates of the appropriate state agencies with respect to the existence and good standing of the Parent, the Borrower and each Guarantor in the jurisdiction of its organization.

(f) Legal Opinions. The DIP Agent shall have received (a) a written legal opinion addressed to the DIP Agent and the Lenders in form and substance reasonably satisfactory to the DIP Agent from Kirkland & Ellis LLP, special New York counsel to the Credit Parties and (b) a written legal opinion addressed to the DIP Agent and the Lenders in form and substance reasonably satisfactory to the DIP Agent from Kutak Rock LLP, special Virginia counsel to the Credit Parties. The Credit Parties hereby request each such counsel to deliver such opinion.

(g) UCC and Lien Searches. The DIP Agent shall have received appropriate UCC search certificates for the Parent, the Borrower and each other Guarantor in its jurisdiction of organization, and any other jurisdiction reasonably requested by the DIP Agent, reflecting no prior Liens or security interests encumbering the Collateral other than those being assigned or released on or prior to the Closing Date and those permitted by Section 6.02.

(h) Financial Statements. The DIP Agent shall have received the financial statements described in Section 3.04(a).

(i) Initial Budget. The DIP Agent shall have received the Initial Budget in form and substance satisfactory to the Lenders.

(j) Fees and Expenses. The DIP Agent and the Lenders shall have received all fees and expenses due and payable to the DIP Secured Parties and the Prepetition Secured Parties on or prior to the Closing Date to the extent invoiced at least two (2) Business Days prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party hereunder or under any other Loan Document.

(k) Required Documentation. At least five (5) Business Days prior to the Closing Date, the DIP Agent shall have received all documentation and other information with respect to the Borrower and the Guarantors, requested in writing by the DIP Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(l) Bankruptcy Related Conditions.

(i) the Credit Parties have filed the Cases with the Bankruptcy Court on the Petition Date;

(ii) none of the Cases shall have been dismissed or converted to a Chapter 7 case.

(iii) no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Case.

(iv) the Bankruptcy Court shall have entered the Interim Order in form and substance reasonably satisfactory to the Lenders, the Prepetition Agent and the Borrower within three (3) Business Days after the Petition Date; all material governmental and third party consents and approvals necessary in connection with this Agreement and the transactions contemplated hereby shall have been obtained;

(v) the making of the Interim DIP Loan shall not violate any requirement of law in any material respect and shall not be enjoined, temporarily, preliminarily or permanently;

(vi) the RSA and BCA shall not have terminated and shall be in full force and effect; and

(vii) All “first day orders” entered in the Cases at the time of commencement of the Cases (including a cash management order) shall be reasonably satisfactory in form and substance to the DIP Agent in its sole discretion.

(m) Conditions Applicable to all Loans. Each of the conditions in Section 4.05 have been satisfied (or waived by the Requisite Lenders).

The DIP Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.03. Conditions Precedent to Final DIP Loan. The obligation of the Lenders to make the Final DIP Loan shall be subject solely to satisfaction (or waiver by each Lender) of the following conditions:

(a) Each of the conditions set forth in Section 4.05 shall have been satisfied (or waived by each Lender).

(b) The DIP Agent shall have received a certified copy of the Final DIP Order, which Final DIP Order (i) shall have been entered on the docket of the Bankruptcy Court, and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Requisite Lenders.

(c) Both before and after giving effect to such Loans, the Anti-Hoarding Condition shall be satisfied.

Each Borrowing of Final DIP Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (c) of this Section.

SECTION 4.04. Conditions Precedent to Conditional DIP Loans. The obligation of the Lenders to make any Conditional DIP Loan on any Weekly Draw Date as requested by the Borrower shall be subject solely to satisfaction (or waiver by each Lender) of the following conditions:

(a) Each of the conditions set forth in Section 4.05 shall have been satisfied (or waived by each Lender) and the Final DIP Loan shall have been made.

(b) The Final DIP Order is in full force and effect and shall not have been stayed, reversed, or vacated.

(c) Both before and after giving effect to such Loans, the Anti-Hoarding Condition shall be satisfied.

(d) The Borrower shall have delivered a certificate to the DIP Agent declaring that the value of the Collateral subject to a valid cash collateral order entered by the Bankruptcy Court, and reasonably acceptable to the DIP Secured Parties, shall not be less than the sum of (a) the outstanding aggregate principal amount of the Loans, (b) the outstanding aggregate principal amount of the Prepetition Secured Obligations and (c) any interest, fees or other amounts due in connection therewith, or any other claims of the DIP Secured Parties or Prepetition Secured Parties against the Borrower or any of the Guarantors.

Each Borrowing of Conditional DIP Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (d) of this Section.

SECTION 4.05. Conditions Precedent to Lending. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction (or waiver by the Requisite Lenders) of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing, the representations and warranties of the Parent, the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, to the extent that a particular representation or warranty is qualified as to materiality, such representation or warranty shall be true and correct in all respects), in each case, on and as of the date of such Borrowing except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (or, to the extent that a particular representation or warranty is qualified as to materiality, such representation or warranty shall be true and correct in all respects), in each case, as of such specified earlier date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(d) The making of such Loan, would not conflict with, or cause any Lender to violate or exceed, any applicable Governmental Requirement and no litigation shall be pending or, to the knowledge of any party hereto, threatened in writing, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain the making or repayment of any Loan, or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the DIP Agent of a Borrowing Request in accordance with Section 2.03.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (e) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Discharge of the DIP Obligations, the Parent, the Borrower and the Subsidiaries party hereto hereby covenant and agree with the Lenders that:

SECTION 5.01. Financial Statements; Other Information. The Parent or the Borrower, as applicable, will furnish to the DIP Agent, each Lender and, so long as the RSA is in effect, the Senior Noteholders:

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent (commencing with fiscal year 2016), the audited consolidated statements of income, shareholders’ equity, changes in financial position and cash flow of the Parent and its Subsidiaries, and the related audited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by either (x) with respect to any audited financial statements, the related opinion of independent public accountants of recognized national standing acceptable to the DIP Agent which opinion shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred, or (y) with respect to any unaudited financial statements, the certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period;

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, condensed consolidated statements of income, shareholders’ equity, changes in financial position and cash flow of the Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related condensed consolidated balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c) as soon as available and in any event within 35 days after the end of each calendar month, consolidated statements of income, shareholders’ equity, changes in financial position and cash flow of the Parent and its Subsidiaries for such period, and the related consolidated balance sheet as at the end of such period, accompanied by the certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(d) at the time it furnishes each set of financial statements under Sections 5.01(a), (b) and (c) above, a certificate substantially in the form of Exhibit C executed by an Authorized Officer certifying as to the matters set forth therein and stating that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail);

(e) promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the Borrower or any of the Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, the Borrower or any Subsidiary, and a copy of any response by the Parent, the Borrower or any such Subsidiary, or the Board of Directors of the Parent, the Borrower or any such Subsidiary, to such letter or report;

(f) promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Parent to shareholders generally and each Form 10-K, Form 10-Q, registration statement or prospectus filed by the Parent with any securities exchange or the SEC;

(g) promptly after the furnishing thereof, copies of any financial statement, report or notice (other than ministerial notices) furnished to any Person pursuant to the terms of any preferred stock designation, indenture (including the Senior Notes Indenture), loan or credit or other similar agreement in respect of Indebtedness in excess of $10,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.01;

(h) promptly following the written request from the DIP Agent thereof, a list of all Persons purchasing Hydrocarbons from the Parent, the Borrower or any Subsidiary accounting for at least 80% in the aggregate of the revenues resulting from the sale of all Hydrocarbons in the six-month period prior to the “as of” date of the most recently delivered Reserve Report;

(i) together with the delivery of the financial information to be supplied under Sections 5.01(a) and (b), a report, in form and substance satisfactory to the DIP Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Parent, the Borrower and each Subsidiary (and, with respect to each Subsidiary that is a Credit Party, indicating whether such Credit Party is or is not a Qualified ECP Obligor as of the date of the delivery of such report), the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(j) concurrently with any delivery of financial statements under Section 5.01(a), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 5.05, in form and substance satisfactory to the DIP Agent, and, if requested by the DIP Agent or any Lender, all copies of the applicable policies;

(k) prompt written notice (and in any event within 30 days prior thereto) of any change in (i) any Credit Party’s corporate name, (ii) the location of any Credit Party’s chief executive office or principal place of business, (iii) the Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) any Credit Party’s jurisdiction of organization or such Credit Party’s organizational identification number in such jurisdiction of organization and (v) any Credit Party’s federal taxpayer identification number;

(l) promptly, but in any event, by the time specified in any of Section 6.13, as applicable, written notice of the transactions, events or circumstances described in such Section for which notice is required to be given;

(m) [Reserved];

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the DIP Agent or any Lender may reasonably request;

(o) as soon as available and in any event (i) on the fourth Business Day of each fourth week, commencing with June 9, 2016, a 13-Week Budget in form and substance reasonably acceptable to the Requisite Lenders and the DIP Agent which shall reflect Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Credit Parties’ and their respective Subsidiaries’ business during such thirteen-week period, including but not limited to, (x) the ad valorem, severance and production taxes and lease operating expenses attributable Oil and Gas Properties and incurred for such thirteen week period (including transportation, gathering and marketing costs) and all categories of applicable expenses, and (y) other capital expenditures, collections, payroll, and other material cash outlays, and (ii) on the fourth Business Day of each week, commencing with May 19, 2016, a variance report comparing the Credit Parties’ actual receipts and disbursements for such thirteen-week period with the projected receipts and disbursements for the weeks appearing in such period as reflected in the most recently delivered 13-Week Budget; and

(p) solely to the DIP Agent, within three (3) Business Days of receiving written notice thereof by the Parent, the Borrower or any Subsidiary, copies of all Lien filings of the type described in clause (i), (ii), (iii), (iv), and (v) of the definition of “Permitted Liens” regardless of whether such Lien is a Permitted Lien (which written notice may be by electronic mail to bryan.m.mcdavid@wellsfargo.com with a copy to stephanie.song@bracewelllaw.com or such other email addresses notified to the Borrower from time to time by the DIP Agent).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to be delivered hereunder upon such filing with the SEC on the date of such filing. The Parent shall deliver to the Prepetition Agent all financial reporting and other reports and notices delivered by the Parent in connection with this Agreement.

SECTION 5.02. Notices of Material Events. The Parent or the Borrower, as applicable, will furnish to the DIP Agent, each Lender and, so long as the RSA is in effect, the Senior Noteholders prompt written notice of the following:

(a) the occurrence of any Default;

(b) the commencement of any legal or arbitral proceedings, and of all proceedings before any Governmental Authority filed against the Parent, the Borrower or any Subsidiary, except proceedings that, if adversely determined, could not reasonably be expected to result in liability not fully covered by insurance, subject to normal deductibles, in excess of $10,000,000 (whether individually or in the aggregate);

(c) in the event the amount of contested taxes or claims not previously disclosed in the financial statements delivered under Section 5.01(a) and Section 5.01(b) above exceeds $10,000,000 in the aggregate at any one time, prompt written notice from an Authorized Officer describing such circumstances, in detail satisfactory to the DIP Agent;

(d) prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event to Oil and Gas Properties subject to any Mortgage or the commencement of any action or proceeding for the taking of any Oil and Gas Properties subject to any Mortgage with a value exceeding $10,000,000 under power of eminent domain or by condemnation, nationalization or similar proceeding;

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) if any Credit Party ceases to be a Qualified ECP Obligor.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of the Parent (or the Borrower, if applicable) setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Subject to the DIP Orders, each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their business, except where the failure to so preserve, renew or keep could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations, Taxes and Material Claims. Subject to the DIP Orders, each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, pay the DIP Obligations according to the terms set forth in this Agreement, the Loan Documents and the Lender Swap Agreements and do and perform every act and discharge all of the obligations to be performed and discharged by them under this Agreement and the Loan Documents, at the time or times and in the manner specified. Subject to the DIP Orders, the Parent and the Borrower will, and will cause each of the Subsidiaries to, pay (a) all taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or might become a Lien (other than Liens permitted pursuant to Section 6.02) on any of its assets; provided, however, that no payment of taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no Oil and Gas Property subject to any Mortgage with a value in excess of $10,000,000 is subject to levy or execution, (ii) the Parent, as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto or (iii) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to: (i) except as permitted in Section 6.03, preserve and maintain its existence and all of its material rights, privileges and franchises and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; (ii) keep books of record and account in accordance with GAAP; (iii) comply with all Governmental Requirements if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect; and (iv) keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance against risks as is usually carried by such Persons. The loss payable clauses or provisions in such insurance policy or policies insuring any of the Collateral shall (x) be endorsed in favor of and made payable to the DIP Agent as its interests may appear and naming the DIP Agent and the Lenders as “additional insureds”, (y) provide that the insurer will endeavor to give at least 10 days’ prior notice of any cancellation to the DIP Agent, and (z) designate the DIP Agent as lender’s loss payee. Waiver of subrogation shall apply in favor of the DIP Agent in connection with any general liability insurance policy of any Credit Party.

(b) Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, at its own respective expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material Properties will be preserved and maintained, except to the extent such failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, promptly: (a) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, and (b) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except in each case of clauses (a) and (b) to the extent such failure could not reasonably be expected to have a Material Adverse Effect and except for dispositions permitted by Section 6.13. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the extent that none of the Parent, the Borrower or any Subsidiary is the operator of such Property, the Parent and the Borrower shall use reasonable efforts to cause the operator to comply with this Section 5.05(c).

SECTION 5.06. Books and Records; Inspection Rights. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the DIP Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. Each of the Parent and the Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds of Loans.

(a) The proceeds of the Initial DIP Loan, Final DIP Loan and the Conditional DIP Loans will be used by the Borrower only for the following purposes: (i) to pay certain costs, fees and expenses related to the Cases, including Professional Fees, (ii) to pay Adequate Protection Payments and (iii) to fund the working capital needs, capital improvements and expenditures of the Credit Parties during the Cases, in each case in accordance with an Approved Budget, in each case including the Permitted Variances (collectively the “Approved Purposes”).

(b) Proceeds of the Loans shall not be used (i) to permit the Borrower, any Guarantor or any of their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of any of the Lenders or the Prepetition Secured Parties, or (y) the enforceability of the obligations of the

Borrower or any Guarantor under this Agreement or the Prepetition Credit Agreement, (ii) to investigate, commence, prosecute or defend any claim, motion, proceeding or cause of action against any of the Lenders or the Prepetition Secured Parties, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims or subordination claims, or (iii) to fund acquisitions, capital expenditures, capital leases, or any other expenditure other than as set forth in the Approved Budget or the Carve-Out; provided, however that this provision shall not restrict the use of up to $50,000 (or such greater amount as set forth in the DIP Orders) by any Official Committee of Unsecured Creditors appointed in the Cases (the “Committee”) for legal fees incurred during a challenge period commencing the date of the appointment of the Committee and expiring 60 calendar days after such appointment (or such earlier or later date provided for in the DIP Orders) (the “Investigation Period”) solely for the purpose of investigating the liens and claims of the Prepetition Secured Parties pursuant to the Prepetition Secured Facilities and related documents (the “Committee Investigation”). (c) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(d) The Borrower will not request any Borrowing, and neither the Borrower nor the Parent shall use, and each shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Environmental Matters.

(a) Each of the Parent and the Borrower will, and will cause each Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (a) all Property of the Parent, the Borrower and the Subsidiaries and the operations conducted thereon and other activities of the Parent, the Borrower and the Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (b) no oil, oil and gas production or exploration wastes, Hazardous Materials or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (c) no Hazardous Material will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and (d) no oil, oil and gas exploration and production wastes or Hazardous Materials or solid wastes are released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b) The Parent or the Borrower will promptly notify the DIP Agent and the Lenders in writing of any written threatened action, investigation or inquiry (including written notices thereof) by any Governmental Authority against the Parent, the Borrower or any of the Subsidiaries or their Properties of which the Parent or the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Parent or the Borrower reasonably anticipates that such action will result in liability, not fully covered by insurance, subject to normal deductibles (whether individually or in the aggregate) in excess of $10,000,000.

SECTION 5.10. Further Assurances. The Parent and the Borrower will, at their expense, and will cause each Subsidiary to, promptly execute and deliver to the DIP Agent all such other documents, agreements and instruments reasonably requested by the DIP Agent to comply with, cure any defects or accomplish the covenants and agreements of the Parent, the Borrower or any Subsidiary, as the case may be, in this Agreement or any other Loan Document, or to further evidence and more fully describe the Collateral, or to correct any omissions in this Agreement or any other Loan Document, or to state more fully the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

SECTION 5.11. Reserve Reports.

(a) On or before April 1 and October 1 of each year (commencing October 1, 2016), the Parent or the Borrower shall furnish to the DIP Agent and the Lenders a Reserve Report. The Reserve Report as of December 31 of each year shall be prepared (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the Manager of Engineering of the Parent (who shall have the Approved Petroleum Engineer certify such Reserve Report to be true and accurate and to have been substantially prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report) and audited by one or more Approved Petroleum Engineers. The June 30 Reserve Report of each year shall be prepared by or under the supervision of the Manager of Engineering of the Parent, who shall certify such Reserve Report to be true and accurate and to have been substantially prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b) [Reserved]

(c) With the delivery of each Reserve Report, the Parent or the Borrower shall provide to the DIP Agent and the Lenders, a certificate from an Authorized Officer certifying that, to his knowledge (after reasonable inquiry) and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Parent, the Borrower or the Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 6.02, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Parent, the Borrower or any Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, and (d) none of such Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list the Oil and Gas Properties sold and in such detail as reasonably required by the Requisite Lenders.

SECTION 5.12. Title Information. Upon reasonable request by the DIP Agent, the Parent or the Borrower will promptly deliver or make available title information in form and substance reasonably acceptable to the DIP Agent covering the Oil and Gas Properties evaluated by a Reserve Report which were not evaluated under any previous Reserve Report but only to the extent that the satisfactory title information previously reviewed by the DIP Agent does not cover at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report, including such new Oil and Gas Properties.

SECTION 5.13. ERISA Information and Compliance. As soon as available, and in any event, within 10 days after the Parent or the Borrower obtains knowledge of any of the following, the Parent or the Borrower will furnish and will cause each ERISA Affiliate to promptly furnish to the DIP Agent with sufficient copies to the Lenders (a) a written notice signed by an Authorized Officer describing the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, and specifying what action the Parent, the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (b) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan and (c) a written notice of the Parent’s, the Borrower’s or an ERISA Affiliate’s participation in a Multiemployer Plan. With respect to each Plan (other than a Multiemployer Plan), the Parent or the Borrower will, and will cause each ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

SECTION 5.14. Business of the Borrower. The primary business of the Parent, the Borrower and the Subsidiaries is and will continue to be the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons, Hydrocarbon Interests and Oil and Gas Properties and related activities.

SECTION 5.15. Permits, Licenses. Each of the Parent and the Borrower shall, and shall cause each Subsidiary to, maintain all material patents, copyrights, trademarks, service marks and trade names necessary to conduct its business, including, without limitation all consents, permits, licensees and agreements material to its Oil and Gas Properties, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Cash Management.The Borrower and Guarantors shall use a cash management system that is the same as or substantially similar to its pre-petition cash management system; provided, however, that the Borrower shall only be allowed to withdraw or transfer from its accounts amounts necessary to fund expenses of the Credit Parties for the immediately following week as set forth in the Budget. Any material changes from such prepetition cash management system must be acceptable to the Requisite Lenders in their reasonable discretion.

SECTION 5.17. Compliance with Anti-Corruption Laws and Sanctions. The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.18. [Reserved].

SECTION 5.19. [Reserved].

SECTION 5.20. Post-Closing. Within 30 days of the earlier of (i) the Closing Date and (ii) entry of the Final DIP Order (as such date may be extended in DIP Agent’s sole discretion), the DIP Agent shall have received endorsements naming the DIP Agent as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and the Guarantors forming part of the Collateral.

SECTION 5.21. Keepwell. Subject to the Final DIP Order, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Guaranty or any Lender Swap Agreement in respect of Lender Swap Obligations (provided that the Borrower shall only be liable under this Section 5.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.21 or otherwise under the Loan Documents voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 5.21 shall remain in full force and effect until the DIP Obligations have been repaid in full and the Commitments and this Agreement have terminated. The Borrower intends that this Section 5.21 constitute, and this Section 5.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 5.22. Budget Compliance and Permitted Variances. Subject to the Permitted Variance and any Carry Forward Amount, the Borrower shall not make expenditures or permit any Subsidiary to make expenditures in excess of the amounts set forth in the Approved Budget for any period (other than Professional Fees to the extent approved by the Bankruptcy Court). The Budget shall be tested weekly on the Weekly Test Date on a cumulative basis for any portion of the Budget period then ended.

The Credit Parties shall deliver to the Lenders on each Weekly Test Date a variance report for the then-ended Budget period comparing actual disbursements (“Actual Cumulative Disbursements”) for such period to cumulative disbursements (“Budgeted Cumulative Disbursements”) in each case, other than Professional Fees, respectively, for such period as forecast in the Approved Budget, which variance report shall include, inter alia, the then current aged accounts payable listing and the then current “AFE vs. Actual” report for all capital expenditure projects in excess of $1,000,000.

Actual Cumulative Disbursements (other than disbursements on account of Professional Fees) for such period may not vary as tested on May 19, 2016, and on each Weekly Test Date thereafter, from Budgeted Cumulative Disbursements (other than disbursements on account of Professional Fees) as reflected in the most recently delivered Approved Budget by more than 20% or by such greater amount as agreed upon by the Requisite Lenders (the “Permitted Variance”). The Permitted Variance shall not be included in any Carry Forward Amount.

The monthly line item for “Professional Fees” shall be on an accrual basis in the full amount of estimated Professional Fees, even though not payable under the Bankruptcy Code until “allowed” (including allowed on a monthly and/or interim basis).

ARTICLE VI

NEGATIVE COVENANTS

Until the Discharge of DIP Obligations, the Parent, the Borrower and the Subsidiaries party hereto covenant and agree with the Lenders that:

SECTION 6.01. Indebtedness. The Parent and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) (i) the DIP Obligations arising under this Agreement, any other Loan Document or any Lender Swap Agreement or any guaranty of or suretyship arrangement for the DIP Obligations arising under any Loan Document or any Lender Swap Agreement, and (ii) the Prepetition Secured Obligations;

(b) Indebtedness under the Senior Notes outstanding on the date hereof listed on Schedule 6.01(b);

(c) Indebtedness of the Parent, the Borrower or any Subsidiary existing on the date hereof (other than Indebtedness under Senior Notes) that is listed on Schedule 6.01(c), and any refinancings, renewals or extensions (but not increases) thereof;

(d) Indebtedness under Capital Leases (as required to be reported on the consolidated financial statements of the Parent pursuant to GAAP) not to exceed $15,000,000; provided that no new Capital Leases may be entered into on or after the date hereof;

(e) Indebtedness associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(f) unsecured intercompany Indebtedness between Credit Parties; provided, further, that any such Indebtedness shall be subordinated to the DIP Obligations on terms set forth in the Guaranty;

(g) endorsements of negotiable instruments for collection in the ordinary course of business;

(h) other Indebtedness (not included under subsections (a) through (g) of this Section 6.01) not to exceed $1,000,000 in the aggregate at any one time outstanding;

(i) accounts payable incurred in the ordinary course of business prior to the date hereof; and

(j) accounts payable incurred in the ordinary course of business on or after the date hereof that are no more than 30 days past due unless being contested in good faith by appropriate proceedings by obligor.

SECTION 6.02. Liens. The Parent and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any DIP Obligations;

(b) Permitted Liens;

(c) Liens securing leases giving rise to Indebtedness allowed under Section 6.01(d) but only on the Property under lease;

(d) Liens securing the payment of the obligations under the Prepetition Secured Facilities in existence on the date hereof and Adequate Protection Liens thereon;

(e) Liens disclosed on Schedule 6.02;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses in this Section 6.02; provided that any such Indebtedness is not increased beyond the amount thereof outstanding on the date hereof (other than increases associated with the capitalization of refinancing costs) and is not secured by any additional assets;

(g) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(h) Liens arising under the DIP Orders; and

(i) additional Liens upon Property created after the date hereof which do not secure debt for borrowed money (other than Pcards and Epayables) or obligations under Swap Agreements, provided that (i) the aggregate obligations secured thereby and incurred on or after the date hereof shall not exceed $1,000,000 in the aggregate at any one time outstanding, and (ii) if such Liens encumber cash collateral, the aggregate amount of cash on deposit shall not exceed $1,000,000. provided that, in any event, no Liens encumbering any Property of any Credit Party shall secure Swap Obligations other than Lender Swap Obligations.

SECTION 6.03. Fundamental Changes.

(a) Other than in connection with the commencement of the Cases, each of the Parent and the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), except as permitted pursuant to Section 6.13, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower, respectively, is the surviving Person, (ii) any Person may merge into any Guarantor in a transaction in which the surviving entity is wholly-owned, directly or indirectly, by the Borrower and such surviving entity is such Guarantor or expressly assumes in writing (in form and substance satisfactory to the DIP Agent) all obligations of such Guarantor under the Loan Documents, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Parent, the Borrower or another Credit Party and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent and the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Parent and the Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent, the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto. From and after the date hereof, the Parent and the Borrower will not, and will not permit any Subsidiary to, acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States or form or acquire any Subsidiary organized under any jurisdiction outside of the United States.

SECTION 6.04. Investments, Loans and Advances. No Debtor shall make or permit to remain outstanding any loans or advances to or Investments in any Person, except that the foregoing restriction shall not apply to: (a) Permitted Investments; (c) accounts receivable arising in the ordinary course of business; (d) Investments made by any Debtor in or to another Debtor; (e) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements that are usual and customary in the oil and gas exploration and production business; (f) Investments reflected in the financial statements delivered pursuant to Section 3.04(a) or that are disclosed to the Lenders on Schedule 6.04, which in any event, were made prior to the date hereof; and (g) other Investments not to exceed $500,000 in the aggregate at any time outstanding.

SECTION 6.05. Hedging Transactions.

(a) No Debtor shall enter into any Swap Agreement (or any trade or transaction thereunder) except for the Swap Agreements:

(i) Subject to Section 6.05(b), Swap Agreements with an Approved Counterparty (or trade or transactions thereunder) in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect, other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date the latest hedging trade or transaction is entered into under a Swap Agreement,

(A) for the 12-month period from the date such hedging trade or transaction is created, (x) 85% of the reasonably anticipated production of natural gas, (y) 85% of the reasonably anticipated production of oil and (z) 85% of the reasonably anticipated production of natural gas liquids and condensate, in each case, from the Credit Parties’ proved, developed producing Hydrocarbon Interests as set forth on the most recent Reserve Report,

(B) for the 12-month period commencing with the first anniversary of the date such hedging trade or transaction is created, (x) 85%of the reasonably anticipated production of natural gas, (y) 85% of the reasonably anticipated production of oil and (z) 85% of the reasonably anticipated production of natural gas liquids and condensate, in each case, from the Credit Parties’ proved, developed producing Hydrocarbon Interests as set forth on the most recent Reserve Report,

(C) for the 12-month period commencing with the second anniversary of the date such hedging trade or transaction is created, (x) 85% of the reasonably anticipated production of natural gas, (y) 85% of the reasonably anticipated production of oil and (z) 85% of the reasonably anticipated production of natural gas liquids and condensate, in each case, from the Credit Parties’ proved, developed producing Hydrocarbon Interests as set forth on the most recent Reserve Report, and

(D) for the 12-month period commencing with the third anniversary of the date such hedging trade or transaction is created, (x) 85% of the reasonably anticipated production of natural gas, (y) 85% of the reasonably anticipated production of oil and (z) 85% of the reasonably anticipated production of natural gas liquids and condensate, in each case, from the Credit Parties’ proved developed producing Hydrocarbon Interests as set forth on the most recent Reserve Report;

provided, that (x) (without duplication) the Credit Parties shall be permitted to enter into Swap Agreements (or hedging trades or transaction thereunder) with respect to reasonably anticipated production of natural gas liquids and condensate by entering into Swap Agreements (or hedging trades or transaction thereunder) for oil on a conversion/equivalency basis where each volume unit of oil equals two volume units of natural gas liquids or condensate; and

(y) Swap Agreements (or trades or transactions thereunder) with respect to the interest rate on any Indebtedness with one or more Approved Counterparties provided that the aggregate notional principal amount of all Indebtedness that is the subject of all such Swap Agreements (or trades or transactions thereunder) does not exceed the outstanding principal amount of Indebtedness for borrowed money.

(b) If, after the end of any calendar quarter, commencing with the calendar quarter ending September 30, 2016, the Parent or the Borrower determines that the aggregate volume of all commodity hedging trades or transactions for which settlement payments were calculated in such calendar quarter (other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements (or trades or transactions thereunder)) exceeded 90% of actual production of Hydrocarbons in such calendar quarter, then the Parent and the Borrower shall promptly notify the DIP Agent of such determination and shall, within 30 days of such determination, terminate, create off-setting positions, allocate volumes to other production for which the Borrower or any of its Subsidiaries is marketing, or otherwise unwind existing Swap Agreements (or trades or transactions thereunder) such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

(c) For purposes of entering into or maintaining a Swap Agreement (or trades or transactions thereunder) under Section 6.05(a)(i) and Section 6.05(b), respectively, forecasts of reasonably anticipated production of Hydrocarbon Interests as set forth on the most recent Reserve Report shall be revised to account for any increase or decrease therein anticipated because of information obtained by Parent, the Borrower or any other Credit Party subsequent to the publication of such Reserve Report including the Borrower’s or any other Credit Party’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

SECTION 6.06. Restricted Payments. The Parent will not directly or indirectly declare or pay or incur any liability to pay, and the Parent will not permit the Borrower or any Subsidiary to declare or pay or incur any liability to pay, directly or indirectly, any Restricted Payment, provided that any Credit Party may pay dividends or make distributions to any other Credit Party.

SECTION 6.07. Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Parent, the Borrower and the Guarantors), except (a) on terms and conditions not less favorable to any Credit Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Credit Parties not involving any other Affiliate and (c) any payments permitted by Section 6.06.

SECTION 6.08. Restrictive Agreements. The Parent and the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its Property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions to the Borrower or the ability of the Borrower or any Subsidiary to pay dividends or other distributions to the Parent, in each case, with respect to any shares of its capital stock or to make or repay loans or advances to the Parent or the Borrower or any Subsidiary or to Guarantee Indebtedness of the Parent, the Borrower or any Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement, the Senior Notes Documents or the Prepetition Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. [Reserved.]

SECTION 6.10. [Reserved].

SECTION 6.11. Proceeds of Loans. The Parent and the Borrower will not permit the proceeds of the Loans to be used for any purpose other than Approved Purposes. No Credit Party and no Person acting on behalf of any Credit Party has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the DIP Agent, the Borrower will furnish to the DIP Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

SECTION 6.12. ERISA Compliance. The Parent and the Borrower will not at any time: (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent, the Borrower or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, that could result in any liability to the Parent, the Borrower or any ERISA Affiliate to the PBGC that could reasonably be expected to have a Material Adverse Effect; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, the

Borrower or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan that exceeds $2,000,000; (e) except as provided in Section 6.12(g), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Parent or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $2,000,000, with the term “actuarial present value of the benefit liabilities” having the meaning specified in section 4041 of ERISA; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan if such action could reasonably be expected to have a Material Adverse Effect; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Parent or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained or contributed to, (i) any Multiemployer Plan if the funding status of such Multiemployer Plan is such that a total or partial withdrawal from it by such Person could reasonably be expected to have a Material Adverse Effect or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $2,000,000; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA in excess of $2,000,000; or (i) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

SECTION 6.13. Sale of Properties. No Debtor will sell, assign, farm-out, convey or otherwise transfer any Property or any interest in any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) other than during the pendency of the Cases, farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Debtors or is replaced by equipment of at least comparable value and use; (d) Casualty Events and dispositions resulting from the exercise of eminent domain, condemnation or nationalization which result in the prepayment of the Loans as provided in Section 2.11(a); (e) the sale of Oil and Gas Properties located in Granite Wash play located in Texas and Oklahoma, whether in one transaction or in a series of related transactions (“Granite Wash Sale”) so long as the Net Cash Proceeds resulting from such sale are applied as set forth in Section 2.11(a); and (f) the sale of Oil and Gas Properties located in Pennsylvania, whether in one transaction or in a series of transactions so long as the Net Cash Proceeds resulting from such sale are applied as set forth in Section 2.11(a).

SECTION 6.14. Environmental Matters. The Debtors shall not cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to result in an Environmental Liability to any Debtor or any subsidiary of a Debtor in excess of $5,000,000, individually or in the aggregate.

SECTION 6.15. Reserved.

SECTION 6.16. Gas Imbalances, Take-or-Pay or Other Prepayments. The Debtors will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Debtors that would require any Debtor to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in excess of two Bcf of gas (or its equivalent) in the aggregate on a net basis for the Debtors.

SECTION 6.17. Fiscal Year; Fiscal Quarter. The Parent and the Borrower shall not, and shall not permit any Subsidiaries to, change its fiscal year or any of its fiscal quarters.

SECTION 6.18. Repayment of Senior Notes; Amendment of Senior Notes Documents. The Parent will not, and will not permit the Borrower or any Subsidiary to: (i) call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem, any of the Senior Notes; or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Senior Notes Documents if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, in each case, other than pursuant to the Plan of Reorganization and approved by the Bankruptcy Court pursuant to a Final Order; provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of the Senior Notes Indenture.

SECTION 6.19. Marketing Activities. The Parent and the Borrower will not, and will not permit any of the Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Parent, the Borrower and the Subsidiaries that the Parent, the Borrower or one of the Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

SECTION 6.20. Sale or Discount of Receivables. Except for receivables obtained by the Parent, the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

SECTION 6.21. Limitation on Prepayment of Debt; Amendment of Debt Documents. Subject to Section 6.18 and except as otherwise permitted by the DIP Orders or approved by the Bankruptcy Court pursuant to a Final Order, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to:

(a) (i) make any payment or prepayment of principal of, or premium or interest on, any Indebtedness (A) other than on the stated, scheduled date for such payment of principal or interest set forth in the applicable agreement governing such Indebtedness or as contemplated herein, or (B) that would violate the terms of this Agreement, the DIP Orders or the applicable agreement governing such Indebtedness, or (ii) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

(b) amend, modify or otherwise change, or consent or agree to any amendment, modification or other change to, or enter into any additional or supplemental agreement that has the effect or consequence of amending, modifying or otherwise changing, any of the terms of any prepetition Indebtedness that could have an adverse effect on the Lenders.

SECTION 6.22. Acquisition of Debt. The Parent and the Borrower shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, purchase or otherwise acquire, directly or indirectly, any Indebtedness of any Person, provided that the foregoing shall not prohibit the Borrower or any other Credit Party from making any payments in respect of such Indebtedness to the holders of such Indebtedness to the extent any such payment is otherwise permitted hereunder and under the DIP Orders.

SECTION 6.23. Additional Collateral for Prepetition Secured Obligations. The Parent and the Borrower will not, and will not permit their respective Subsidiaries to, grant a Lien on any property or asset to secure the Prepetition Secured Facilities (other than pursuant to the DIP Orders) or provide any additional guaranty or other credit enhancement in favor of the Prepetition Agent or any Prepetition Secured Parties in connection with the Prepetition Secured Obligations without first (i) giving prior written notice thereof to the DIP Agent (which the Borrower and the Parent shall endeavor to provide at least 15 days prior to such Lien being granted), (ii) to the extent not already covered thereby, granting to the DIP Agent to secure the DIP Obligations a first-priority, perfected Lien (subject to Liens permitted under Section 6.02) on such same property or assets in form and substance reasonably satisfactory to the DIP Agent, and (iii) providing the same guaranty or other credit enhancement in favor of the DIP Agent in connection with the DIP Obligations.

SECTION 6.24. Deposit Accounts. The Parent and the Borrower will not, and will not permit any Credit Party to, maintain any deposit account with any Person that is not a Lender; provided that, the requirements of this Section 6.24 shall not apply to deposit accounts that are designated solely as accounts for, and are used solely for, (a) employee benefits, (b) taxes, (c) payroll funding, or (d) petty cash, which in the case of petty cash accounts, in an amount not to exceed $250,000, in the aggregate (which petty cash account at PNC Bank, N.A. may not have originally been designated as a petty cash account).

SECTION 6.25. Prepetition Secured Obligations. Until the Discharge of DIP Obligations, the Parent and the Borrower will not, and will not permit any Credit Party to, use the proceeds of the Loans or cash collateral to pay Prepetition Secured Obligations, except as permitted by the DIP Orders or this Agreement.

SECTION 6.26. Changes to DIP Orders. Without the consent of the Requisite Lenders, none of the Debtors shall file a motion (or support any motion) seeking to amend or otherwise modify any DIP Order.

SECTION 6.27. Actions Requiring Prior Requisite Lender Consent. Without the consent of the Requisite Lenders, the Parent and the Borrower will not, and will not permit any Credit Party to, (i) enter into any settlements with respect to the assumption, assumption and assignment or rejection of any executory contracts or unexpired leases under the Bankruptcy Code, or fail to consult with the Lenders with respect to any such assumption or such assumption and assignment or such rejection before the motion therefore is entered by the Bankruptcy Court, regardless of whether any settlement is contemplated); (ii) make any motion to the Bankruptcy Court to authorize any actions or transactions (including authorization to sell assets) under Section 363 of the Bankruptcy Code (except for assets sales that are permitted under the Loan Documents), (iii) make any motions to approve any compromise or settlement under Rule 9019, or (iv) file with the Bankruptcy Court any plan of reorganization or liquidation and related disclosure statement.

SECTION 6.28. Non-Obligor Entities. Notwithstanding anything to the contrary contained herein, the Parent and the Borrower will not, and will not permit any Credit Party to, (a) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Subsidiary that is not a Credit Party, (b) sell, assign, pledge, or otherwise transfer any of its Properties to any Subsidiary that is not a Credit Party, or (c) make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Subsidiary that is not a Credit Party or in any Properties of any Subsidiary that is not a Credit Party other than, without duplication, the loans, advances, capital contributions, investments, and commitments made prior to the date hereof in any Subsidiary that is not a Credit Party; provided that, the respective amounts of such loans, advances, capital contributions, investments, and commitments shall not be increased (other than by appreciation).

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES; APPLICATION OF PROCEEDS

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) (i) any Credit Party shall fail to pay principal when due under this Agreement or (ii) shall fail to pay any other amount when due under the Loan Documents to the DIP Secured Parties (including, without limitation, any payment of interest or fees), and such failure continues for three (3) Business Days;

(b) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to either the Parent’s or the Borrower’s existence), 5.08, or 5.22 or in Article VI;

(d) the Parent, the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Section), and such failure shall continue unremedied for a period of (i) in the case of any failure to deliver the Budget when due under Section 5.01(o), one (1) Business Day, (ii) in the case of any other reporting requirement in Section 5.01, five (5) Business Days, and (iii) in the case of any other agreement, ten (10) Business Days, in each case after notice thereof from the DIP Agent to the Parent or the Borrower (which notice will be given at the request of any Lender);

(e) the Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or any Material Swap Obligation, when and as the same shall become due and payable, which is not stayed by the filing of the voluntary petition to commence the Cases and is otherwise permitted to be paid under this Agreement and by the DIP Orders;

(f) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity which is not stayed by the filing of the voluntary petition to commence the Cases, or (ii) a default or early termination event shall occur and be continuing under any Swap Agreement of the Borrower or any Subsidiary which results in Material Swap Obligations being due by the Borrower or such Subsidiary, and such Material Swap Obligations are not paid when due or within three Business Days thereafter which is not stayed by the filing of the voluntary petition to commence the Cases; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) any Debtor files, or support a motion that has been filed, to reject the RSA;

(h) a judgment or judgments for the payment of money in excess of $5,000,000 (net of any amount payable because of insurance) in the aggregate shall be rendered by a court against the Parent, the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be in effect (including the Automatic Stay under the Cases), within 30 days from the date of entry thereof and the Parent, the Borrower or such Subsidiary, as applicable, shall not, within such period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal in good faith therefrom and cause the execution thereof to be stayed during such appeal;

(i) an ERISA Event shall have occurred that, in the opinion of the Requisite Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(j) any material provisions of the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the Borrower or a Guarantor party thereto;

(k) the Collateral Documents cease to create a valid and perfected Lien of the priority described herein and in the DIP Orders on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing;

(l) any Change in Control occurs;

(m) an order shall be entered dismissing a Case or converting a Case to a case under Chapter 7 of the United States Bankruptcy Code;

(n) an order shall be entered terminating or reducing the Credit Parties’ exclusivity period for proposing a Plan of Reorganization;

(o) an order with respect to any of the Cases shall be entered appointing, or any Credit Party shall file an application for an order with respect to any of the Cases seeking the appointment of, in either case without the prior written consent of the Requisite Lenders, (i) a trustee under Section 1104 of the United States Bankruptcy Code or (ii) an examiner or any other Person with enlarged powers relating to the operation of the business of any Credit Party (i.e., powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the United States Bankruptcy Code) under Section 1106(b)(3) and 1106(b)(4) of the United States Bankruptcy Code;

(p) an order shall be entered that is not stayed pending appeal granting relief from the Automatic Stay to any creditor of a Credit Party with respect to any claim against any property that, when taken together with all other claims with respect to which orders entered on the docket of the Bankruptcy Court that are not stayed pending appeal granting relief from the Automatic Stay with respect to the Credit Parties’ Collateral, exceeds $1,000,000;

(q) an order shall be entered with respect to the Case or Cases, without the prior written consent of the Requisite Lenders, (i) to revoke, reverse, stay, vacate or otherwise modify the DIP Orders or this Agreement in a manner adverse to any DIP Secured Party or in a manner inconsistent with the Loan Documents or any Lender Swap Agreement, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of the DIP Secured Parties in respect of the DIP Obligations, or the Prepetition Secured Parties in respect of the Prepetition Secured Obligations, in each case other than the Carve-Out and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders), (iii) to terminate or deny use of cash collateral by the Credit Parties, or (iv) to grant or permit the grant of a lien that is equal in priority with or senior to the Liens securing the DIP Obligations or the Prepetition Secured Obligations other than the Carve-Out and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders);

(r) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases which does not (i) contain a provision for the Discharge of DIP Obligations on or before the effective date of such plan or plans upon entry thereof, or is not otherwise acceptable to the Lenders, and (ii) provide for the continuation of the Liens and security interests granted to the DIP Agent for the benefit of the DIP Secured Parties and priorities until such plan effective date;

(s) failure of the Credit Parties to comply with the DIP Orders in any material respect;

(t) any payment of or granting of adequate protection with respect to Prepetition Secured Obligations (other than the reimbursement of reasonable and documented out-of-pocket fees and expenses and customary indemnities as set forth in the RSA or the BCA, and other than as contemplated and permitted by the Loan Documents or otherwise approved by the Requisite Lenders and the Bankruptcy Court pursuant to the DIP Orders);

(u) any material portion of the Collateral purported to be covered thereby, ceases to be, or otherwise fails to be, covered by any Lien or super-priority claim granted with respect to this Agreement, the Interim Order or the Final DIP Order to be valid, perfected and enforceable in all respects with the priority described herein;

(v) an application for an order described in clause (r) above shall be made by (i) a Credit Party or (ii) a Person other than a Credit Party and such application is not contested on a timely basis, by the Credit Parties in good faith, in each case, other than any such application made in contemplation of the Discharge of DIP Obligations, provided that concurrently therewith the Discharge of DIP Obligations occurs; or

(w) the commencement of any adversary proceeding, contested matter or other action by any Credit Party asserting in writing any claims or defenses against any of the Prepetition Agent or the Prepetition Secured Parties with respect to the obligations of any Credit Party thereunder or the Liens granted to Prepetition Agent or Prepetition Secured Parties to secure the Prepetition Secured Obligations, except as permitted under the Interim Order or the Final DIP Order;

(x) the termination of the RSA or any agreement attached as an exhibit thereto, including the BCA, either in whole or in part, or any modification, amendment or supplement of the RSA, including the exhibits thereto (including the BCA), without the prior written consent of the Requisite Lenders;

(y) any party to the RSA or BCA fails to comply with any of its obligations thereunder and such noncompliance gives the Consenting RBL Lenders (as defined in the RSA) a right to terminate the RSA; or

(cc) failure to timely comply with any of the Milestones; except to the extent such Milestone is extended to a later date with the consent of the Requisite Lenders (or the consent of the Supermajority Lenders with respect to the Petition Date occurring on a date later than May 12, 2016 at 8:00 a.m. New York City time).

SECTION 7.02. Rights Upon Default. Upon the occurrence and continuation of any Event of Default, the DIP Agent may, and at the request of the Requisite Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) upon five (5) Business Days’ written notice to the Credit Parties from DIP Agent, acting on instruction of the Requisite Lenders in their sole and absolute discretion (such notice, a “Remedies Notice”), the automatic stay of Section 362 of the Bankruptcy Code shall be automatically vacated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of permitting the DIP Agent, on behalf of the DIP Secured Parties, to do any of the following: (A) enforce any and all liens and security interests created pursuant to any of the Loan Documents or any other document purporting to create a lien in favor of the Lenders (or otherwise foreclose on the Collateral), including, without limitation assuming control over the use of cash in any cash collateral accounts; (B) enforce all rights under the Guaranties; (C) charge the Default Rate of interest on the Loans; (D) declare the Loans and other Obligations to be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party, and (v) exercise any and all of its or their other rights and remedies (whether as a secured creditor or otherwise) under the Loan Documents and under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction). In connection with any sale of any of the Credit Parties’ assets under section 363 of the Bankruptcy Code, a Chapter 11 plan of reorganization, or any equivalent thereof under any other law, the DIP Agent, at the direction of the Requisite Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all DIP Obligations. For the avoidance of doubt, it is understood and agreed that the Remedies Notice is a one-time requirement and is not required to be delivered with each exercise of remedies.

In the case of the occurrence of an Event of Default, the DIP Agent and the Lenders will have all other rights and remedies available at law and equity and as provided in the DIP Orders.

SECTION 7.03. Application of Payments. Any amount received by the DIP Agent from the exercise of any rights or remedies hereunder or under any of the Collateral Documents shall be applied by the DIP Agent to payment of the DIP Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a) FIRST, to payment of all reasonable costs and expenses of the DIP Agent incurred in connection with the collection and enforcement of the DIP Obligations or of any security interest granted to the DIP Agent in connection with any collateral securing the DIP Obligations;

(b) SECOND, to payment of that portion of the DIP Obligations constituting accrued and unpaid interest and fees, pro rata among the DIP Secured Parties in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c) THIRD, to payment of that portion of the DIP Obligations constituting obligations and liabilities of the Credit Parties with respect to principal on the Loans and the other DIP Obligations, including Lender Swap Obligations, pro rata among the DIP Secured Parties in accordance with their respective shares of the aggregate amount of the principal of the DIP Obligations;

(d) FOURTH, to payment of all other DIP Obligations, pro rata among the DIP Secured Parties in accordance with their respective shares of the aggregate amount of such DIP Obligations; and

(e) FIFTH, any surplus thereafter remaining shall be paid to the Borrower or the other Debtors as ordered by the Bankruptcy Court.

Notwithstanding the foregoing, amounts received from the Borrower or any other Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to DIP Obligations other than Excluded Swap Obligations as a result of this paragraph, the DIP Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause (c) above from amounts received from “eligible contract participants” under the Commodity Exchange Act or any regulations promulgated thereunder to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to DIP Obligations described in clause (c) above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other DIP Obligations pursuant to clause (c) above).

ARTICLE VIII

THE DIP AGENT

SECTION 8.01. Appointment; Powers. Each of the Lenders hereby irrevocably appoints the DIP Agent as its agent and authorizes the DIP Agent to take such actions on its behalf and to exercise such powers as are delegated to the DIP Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02. Agents as Lenders. The bank serving as the DIP Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the DIP Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the DIP Agent hereunder.

SECTION 8.03. Duties and Obligations of DIP Agent. The DIP Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the DIP Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the DIP Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the DIP Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the DIP Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as DIP Agent or any of its Affiliates in any capacity. The DIP Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE DIP AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL). The DIP Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the DIP Agent by the Parent, the Borrower or a Lender, and the DIP Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the DIP Agent.

SECTION 8.04. Reliance by DIP Agent. The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The DIP Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Subagents. The DIP Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the DIP Agent. The DIP Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the DIP Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as DIP Agent.

SECTION 8.06. Resignation or Removal of DIP Agent. Subject to the appointment and acceptance of a successor DIP Agent as provided in this paragraph, the DIP Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring DIP Agent gives notice of its resignation, then the retiring DIP Agent may, on behalf of the Lenders, appoint a successor DIP Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as DIP Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring DIP Agent, and the retiring DIP Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor DIP Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the DIP Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring DIP Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as DIP Agent.

SECTION 8.07. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the DIP Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the DIP Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender acknowledges that Bracewell LLP is acting in this transaction as special counsel to the DIP Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and the other Loan Documents and the matters contemplated herein and therein.

SECTION 8.08. DIP Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Parent or any of its Subsidiaries, the DIP Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the DIP Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the

Lenders and the DIP Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the DIP Agent and their respective agents and counsel and all other amounts due the Lenders and the DIP Agent under Section 11.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the DIP Agent and, in the event that the DIP Agent shall consent to the making of such payments directly to the Lenders, to pay to the DIP Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the DIP Agent and its agents and counsel, and any other amounts due the DIP Agent under Section 11.03.

Nothing contained herein shall be deemed to authorize the DIP Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the DIP Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.09. Authority of DIP Agent to Execute Collateral Documents and Release Collateral and Liens. Each Lender hereby empower and authorize the DIP Agent to execute and deliver to the Debtors on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. Each Lender hereby authorizes the DIP Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the DIP Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 6.13 or is otherwise authorized by the terms of the Loan Documents.

ARTICLE IX

GUARANTY

SECTION 9.01. The Guaranty. Subject to Section 9.08 hereof, each of the Parent and each Subsidiary of the Parent party hereto hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, the full and punctual payment when due (whether at stated maturity, upon acceleration, early termination, demand, declaration or otherwise, and at all times thereafter), and performance of, the DIP Obligations, including but not limited to, any and all obligations owed to any Lender Swap Counterparty under each Lender Swap Agreement now or hereafter existing and all renewals, rearrangements, increases, extensions for any period, substitutions, modifications, amendments or supplements in whole or in part of any of the DIP Obligations, including, without limitation, any such DIP Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (including all such amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)) (collectively, the “Guaranteed Obligations”). Upon failure by any Credit Party to pay when due any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the DIP Agent for the benefit of the Lenders and, if applicable, their Affiliates, the amount not so paid at the place and in the manner specified in this Agreement, any other Loan Document, any Lender Swap Agreement, as the case may be. This Guaranty is a guaranty of payment and not of collection. Each of the Guarantors waives any right to require the DIP Secured Parties to sue the Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.02. Guaranty Unconditional. Subject to Section 9.08 hereof, the obligations of each of the Guarantors hereunder shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(b) any modification or amendment of or supplement to this Agreement, any other Loan Document, or any Lender Swap Agreement;

(c) any addition, release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any other Loan Document, any Lender Swap Agreement, or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the DIP Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;

(d) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower, or any other guarantor of any of the Guaranteed Obligations;

(e) the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the DIP Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f) any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any other Loan Document, any Lender Swap Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Loan or any other amount payable by the Borrower under this Agreement, any other Loan Document, or any Lender Swap Agreement; or (g) any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the DIP Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 9.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each of the Guarantor’s obligations hereunder shall remain in full force and effect until the Discharge of DIP Obligations has occurred. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower or any other party under this Agreement, any Lender Swap Agreement, or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 9.04. Waivers. Each Guarantor irrevocably waives acceptance hereof, diligence, promptness, presentment, demand, protest and, to the fullest extent permitted by applicable law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.

SECTION 9.05. Subrogation. Each Guarantor hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against any other Guarantor arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Discharge of DIP Obligations has occurred. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Discharge of DIP Obligations has not occurred, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the DIP Agent for the benefit of the Lenders, and shall forthwith be paid to the DIP Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured; otherwise it shall be returned to remitter. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement, any other Loan Documents, each Lender Swap Agreement and that the waiver set forth in this Section 9.05 is knowingly made in contemplation of such benefits.

SECTION 9.06. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement, any other Loan Document, any Lender Swap Agreement shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the DIP Agent made at the written request of the Requisite Lenders.

SECTION 9.07. Subordination of Indebtedness of any Guarantor to any other Guarantor to the Guaranteed Obligations. Each Guarantor agrees that:

(a) Any indebtedness of the Borrower or any Guarantor now or hereafter owed to any Guarantor or any other Guarantor, respectively, is hereby subordinated to the Guaranteed Obligations pursuant to the provisions of this Section 9.07.

(b) Upon the occurrence and during the continuance of an Event of Default, if the DIP Agent so requests, any such indebtedness of the Borrower or any Guarantor now or hereafter owed to any Guarantor or any other Guarantor, respectively, shall be collected, enforced and received by such Guarantor as trustee for the DIP Secured Parties and shall be paid over to the DIP Agent for the benefit of the DIP Secured Parties in kind on account of the Guaranteed Obligations, but without reducing or affecting in any manner the obligations of any Guarantor under the other provisions of this Guaranty. Notwithstanding the foregoing, the term “indebtedness” as used in this Section 9.07 shall not include amounts owed by the Borrower or any Guarantor to any Guarantor or any other Guarantor, respectively, for payments made by a Guarantor for taxes, payroll obligations, third-party royalty obligations and operating expenses incurred in the ordinary course of business.

(c) Upon the occurrence and during the continuance of an Event of Default, should any Guarantor fail to collect or enforce any such indebtedness of the Borrower or any Guarantor now or hereafter owed to such Guarantor or any other Guarantor and pay the proceeds thereof to the DIP Agent, the DIP Agent as each Guarantor’s attorney-in-fact may do such acts and sign such documents in such Guarantor’s name as the DIP Agent considers necessary or desirable to effect such collection, enforcement and/or payment.

SECTION 9.08. Limitation on Obligations.

(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the DIP Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 9.08(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the DIP Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor or any other person or entity shall have any right or claim under this Section 9.08(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under applicable law.

(b) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the DIP Secured Parties hereunder. Nothing in this Section 9.08(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9.08(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9.08(c) are for the benefit of both the DIP Secured Parties and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 9.09. Application of Payments. All payments held by the DIP Agent or received by the DIP Agent or any DIP Secured Party hereunder shall be applied by the DIP Agent or such DIP Secured Party to payment of the Guaranteed Obligations in the order set forth in Section 7.03.

SECTION 9.10. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, this Agreement, any other Loan Document, any Lender Swap Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.11. No Duty to Advise. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs under this Guaranty, and agrees that neither the DIP Agent nor any DIP Secured Party has any duty to advise any of the Guarantors of information known to it regarding those circumstances or risks.

ARTICLE X

SECURITY AGREEMENT

SECTION 10.01. Grant of Security Interest.

(a) To secure the prompt payment and performance in full of all of the DIP Obligations, upon authorization by the Bankruptcy Court under any of the DIP Orders, including as pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, each Credit Party hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the DIP Agent, for the ratable benefit of each DIP Secured Party, and hereby grants to the DIP Agent, for the ratable benefit of each DIP Secured Party, a continuing security interest in all of such Credit Party’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Credit Party, and wherever located and whether now owned or hereafter existing or arising:

(i) all accounts;

(ii) all contract rights;

(iii) all chattel paper;

(iv) all documents;

(v) all instruments;

(vi) all supporting obligations and letter-of-credit rights;

(vii) all general intangibles (including payment intangibles, intercompany accounts, intellectual property and software);

(viii) all inventory and other goods;

(ix) all motor vehicles, equipment and fixtures, including the Plants;

(x) all investment property, financial assets and all securities accounts;

(xi) all money, cash, cash equivalents, securities, and other property of any kind;

(xii) the Cash Collateral Accounts and all other deposit accounts;

(xiii) all notes, and all documents of title;

(xiv) all books, records, and other property related to or referring to any of the foregoing, including books, records, account ledgers, data processing records, computer software and other property, and general intangibles at any time evidencing or relating to any of the foregoing;

(xv) all commercial tort claims;

(xvi) all real property owned or leased by such Credit Party;

(xvii) all other personal property of such Credit Property;

(xviii) all accessions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to, dividends or distributions on investment property, rents, profits, income and benefits, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing; and

(xix) any and all proceeds of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Collateral (or any component term thereof) include or be deemed to include (a) any enclosed structure (having two walls and a roof) or manufactured mobile home (“Building”), (b) any claims and causes of action of the Credit Parties under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or other applicable law (“Avoidance Actions”), but shall include, subject only to entry of the Final DIP Order, any proceeds of, or property recovered in connection with, any successful Avoidance Action (whether by judgment, settlement or otherwise, and unencumbered or not), (c) any claims and causes of action against any directors or officers of the Credit Parties, but including, subject only to entry of the Final DIP Order, any proceeds of, or property recovered in connection with, any successful claims and causes of action against any directors or officers of the Credit Parties or (d) any intent-to-use trademark applications of any Credit Party.

(b) Subject to the Carve Out, pursuant to Bankruptcy Code Section 364(c)(1) the DIP Agent and the DIP Secured Parties have been granted a super-priority administrative claim over any and all administrative claims of the type specified in Bankruptcy Code Section 503(b) and 507(b).

SECTION 10.02. Perfection and Protection of Security Interest.

(a) Notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable DIP Order, each Credit Party shall, as applicable, at such Credit Party’s expense, perform all steps reasonably requested by the DIP Agent at any time to perfect, maintain, protect, and enforce the Liens granted to the DIP Agent, including: upon request by the DIP Agent, delivering to the DIP Agent (who shall hold on behalf of the other DIP Secured Parties) (1) the originals of all certificated investment property, instruments, documents, and chattel paper, and all other Collateral of which the Requisite Lenders reasonably determine the DIP Agent should have physical possession in order to perfect and protect the DIP Agent’s security interest therein, duly pledged, endorsed, or assigned to the DIP Agent without restriction, (2) certificates of title (excluding deeds for real estate) covering any portion of the Collateral for which certificates of title have been issued and (3) all letters of credit on which such Credit Party is named beneficiary.

(b) To the fullest extent permitted by applicable law, the DIP Agent may file one or more financing statements disclosing the Liens on the Collateral granted to the DIP Agent.

(c) To the extent any Credit Party owns any investment property, such Credit Party agrees as follows with respect to such investment property:

(i) All cash dividends, cash distributions, and other cash or cash equivalents in respect of such investment property at any time payable or deliverable to such Credit Party shall be deposited into the Cash Collateral Account; and

(ii) Such Credit Party will not acknowledge any transfer or encumbrance in respect of such investment property to or in favor of any Person other than the DIP Agent or a Person designated by the DIP Agent in writing.

(d) To the extent the Equity Interest of any Subsidiary of a Credit Party is in certificated form, upon the DIP Agent’s reasonable request, such Credit Party shall deliver all certificates or instruments at any time representing or evidencing such Equity Interest in such Subsidiary to the DIP Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the DIP Agent. The DIP Agent shall have the right, at any time, after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the DIP Agent or its nominee any Equity Interest in such Subsidiary. In addition, the DIP Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Equity Interest of such Subsidiaries for certificates or instruments of smaller or larger denominations.

SECTION 10.03. Delivery of Mortgages. Upon reasonable request from the DIP Agent, the applicable Credit Party shall deliver Mortgages with respect to any such Property reasonably requested in a form reasonably satisfactory to the DIP Agent necessary to create or record a Lien on the applicable Property and other real estate in the appropriate jurisdiction.

SECTION 10.04. Title to, Liens on, and Use of Collateral. Each Credit Party represents and warrants to the DIP Agent and the DIP Secured Parties and agrees with the DIP Secured Parties that: (a) all of the Collateral owned by such Credit Party is and will (subject to dispositions permitted hereunder) continue to be owned by such Credit Party free and clear of all Liens whatsoever, except for the Liens permitted under Section 6.02, (b) the Liens granted to the DIP Agent in the Collateral will not be junior in priority to any Lien other than the Carve Out and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders), and (c) such Credit Party will use, store, and maintain the Collateral owned by such Credit Party consistent with past practice. The inclusion of proceeds in the Collateral shall not be deemed to constitute any DIP Secured Party’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

SECTION 10.05. Right to Cure. Upon the occurrence and during the continuance of an Event of Default and upon delivery of the Remedies Notice in accordance with Section 7.02 (including the five (5) Business Days prior delivery time period required thereunder), the DIP Agent shall have the right to, at the written direction of the Requisite Lenders, pay any amount or do any act required of any Credit Party hereunder or under any other Loan Document (other than in respect of principal, interest or fees on the Loans) in order to preserve, protect, maintain, or enforce the DIP Obligations, the Collateral, or the Liens granted to the DIP Agent therein, and which any Credit Party fails to pay or do, including payment of any judgment against any Credit Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that neither the DIP Agent nor the DIP Secured Parties shall pay any amount (i) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (ii) in respect of any Lien permitted under Section 6.02. All payments that the DIP Agent makes under this Section 10.05 and all out-of-pocket costs and expenses that the DIP Agent pays or incurs in connection with any reasonable action taken by it hereunder shall be considered part of the DIP Obligations and shall bear interest until repaid at the rate set forth in Section 2.7(c). Any payment made or other action taken by the DIP Agent under this Section 10.05 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

SECTION 10.06. Power of Attorney. Upon the occurrence of and during the continuance of an Event of Default and upon delivery of the Remedies Notice in accordance with Section 7.02 (including the five (5) Business Days prior delivery time period required thereunder), each Credit Party hereby appoints the DIP Agent and the DIP Agent’s designee(s) as such Credit Party’s attorney to sign such Credit Party’s name on any invoice, bill of lading, warehouse receipt, or other document of title relating to any Collateral, on drafts against customers, on assignments of accounts, on notices of assignment, financing statements, and other public records and to file any such financing statements permitted under this Agreement by electronic means with or without a signature as authorized or required by applicable law or filing procedure. Each Credit Party ratifies and approves all acts of such attorney. This power, being coupled with an interest, is irrevocable until the Discharge of DIP Obligations.

SECTION 10.07. The DIP Secured Parties’ Rights, Duties, and Liabilities. The Credit Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The DIP Obligations shall not be affected by any failure of any DIP Secured Party to take any steps to perfect the Liens granted to the DIP Agent or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Credit Party from any of the DIP Obligations.

SECTION 10.08. Site Visits, Observations, and Testing. The DIP Secured Parties and their representatives will have the right at any commercially reasonable time, and upon reasonable advance notice to the applicable Credit Party to enter and visit the Properties of any Credit Party constituting or containing Collateral for the purposes of observing or inspecting such Collateral. The DIP Agent may examine, audit and make copies of any and all of the Credit Parties’ books and records and the Collateral and discuss the Credit Parties’ affairs with executive officers or managers of any Credit Party. No site visit, observation, or inspection by the DIP Agent will result in a waiver of any Default or Event of Default or impose any liability on the DIP Secured Parties other than for damages incurred as a result of the gross negligence or willful misconduct by the DIP Secured Parties as determined by a final, non-appealable order of a court of competent jurisdiction. The DIP Agent will make reasonable efforts to avoid interfering with any use of such Properties or any other property in exercising any rights provided hereunder.

SECTION 10.09. Rights in Respect of Investment Property. During the existence of an Event of Default and upon delivery of the Remedies Notice in accordance with Section 7.02 (including the five (5) Business Days prior delivery time period required thereunder), subject to any order of the Bankruptcy Court and the Bankruptcy Code, (i) the DIP Agent may, or at the direction of the Requisite Lenders shall, upon written notice to the relevant Credit Party, transfer or register in the name of the DIP Agent or any of its nominees, for the benefit of the DIP Secured Parties, any or all of the Collateral consisting of investment property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies, and claims of any Credit Party with respect thereto (collectively, the “Pledged Collateral”) held by the DIP Agent hereunder, and the DIP Agent or its nominee may thereafter, after written notice to the applicable Credit Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the DIP Agent of any right, privilege, or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the DIP Agent shall have no duty to exercise any of the aforesaid rights, privileges, or options, and the DIP Agent shall not be responsible for any failure to do so or delay in so doing, (ii) to the extent permitted under any requirements of law, after the DIP Agent’s giving of the notice specified in clause (i) of this Section 10.09, all rights of any Credit Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest, and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the DIP Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions, (iii) all dividends, interest, and other distributions which are received by any Credit Party contrary to the provisions of this Section 10.09 shall be received in trust for the benefit of the DIP Agent, shall be forthwith deposited into the Cash Collateral Accounts as Collateral in the same form as so received (with any necessary endorsement), and (iv) each Credit Party shall execute and deliver (or cause to be executed and delivered) to the DIP Agent all such proxies and other instruments as the DIP Agent or a Lender may request for the purpose of enabling the DIP Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 10.09 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 10.09.

SECTION 10.10. No Filings Required. No Filings Required. Notwithstanding anything to the contrary contained herein, (a) the Liens and security interests referred to herein shall be deemed valid and perfected by entry of the DIP Order and (b) the DIP Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Order.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to any Credit Party, to:

at c/o Penn Virginia Corporation

Four Radnor Corporate Center

Suite 200, 100 Matsonford Road

Radnor, Pennsylvania 19087

Attention : Steven A. Hartman and Nancy M. Snyder (Telecopy No. (610) 687-3688)

with a copy (which copy shall not constitute notice hereunder), to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Mary Kogut

Telephone: (713) 835-3650

Electronic Mail: mary.kogut@kirkland.com

and

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Brian Schartz

Telephone: (713) 835-3755

Electronic Mail: brian.schartz@kirkland.com

(ii)	if to the DIP Agent (for payments, Borrowing Requests and all other notices to the DIP Agent) to:

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

MAC T0002-090

Houston, TX 77002

Attention: Bryan McDavid

Telephone: (713) 652-5874

Electronic Mail: bryan.m.mcdavid@wellsfargo.com

with a copy (other than for payments or Borrowing Requests, but in any event, which copy shall not constitute notice hereunder), to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Stephanie Song

Telephone: (713) 221-1542

Electronic Mail: stephanie.song@bracewelllaw.com

Bracewell LLP

CityPlace I, 34th Floor

185 Asylum Street

Hartford, Connecticut 06103-3458

Attention: Kurt Mayr

Telephone: (860) 256-8534

Electronic Mail: kurt.mayr@bracewelllaw.com

and

Bracewell LLP

CityPlace I, 34th Floor

185 Asylum Street

Hartford, Connecticut 06103-3458

Attention: David Lawton

Telephone: (860) 256-8544

Electronic Mail: david.lawton@bracewelllaw.com

(iii)	if to the Senior Noteholders, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: Dennis Dunne

Telephone: (212) 530-5770

Electronic Mail: ddunne@milbank.com

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005

Attention: Samuel Khalil

Telephone: (212) 530-5015

Electronic Mail: skhalil@milbank.com

and

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street, 30th Floor

Los Angeles, California 90017

Attention: Eric R. Reimer

Telephone: (213) 892-4477

Electronic Mail: ereimer@milbank.com

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the DIP Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the DIP Agent and the applicable Lender. The DIP Agent or the Borrower (on its behalf and on behalf of any and all other Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments.

(a) No failure or delay by the DIP Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the DIP Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the DIP Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders or by the Borrower and the DIP Agent with the consent of the Requisite Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (provided that the Requisite Lenders can waive the increased 2.00% of the Default Rate), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or Section 7.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Requisite Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Credit Party from its obligations under the Loan Documents or release all or substantially all of the Collateral for the DIP Obligations arising under this Agreement, except in connection with any sales, transfers, leases, dispositions or other transactions permitted by Section 6.03 or Section 6.13, without the prior written consent of each Lender, (vii) change Section 7.03, this clause (vii), Section 11.14, the definition of “Discharge of DIP Obligations” or any definition referenced therein in any manner adverse to a DIP Secured Party without the written consent of such DIP Secured Party, or (viii) change any of the provisions of the Loan Documents that materially, adversely and disproportionately affect (x) a Lender Swap Counterparty as compared to the other DIP Secured Parties or (y) the Lender Swap Counterparties as compared to the Lenders, without the written consent of such Lender Swap Counterparty or the Lender Swap Counterparties, respectively; provided, further, that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the DIP Agent hereunder without the prior written consent of the DIP Agent or (y) release any of the Collateral, except in connection with any sales, transfers, leases, dispositions or other transactions permitted by Section 6.03 or Section 6.13, without the written consent of the DIP Agent (it being acknowledged by the Credit Parties that the DIP Agent may condition such consent on the Credit Parties having assigned, novated, terminated, unwound or otherwise obtained a release from any obligations or liabilities under Swap Agreements (or with respect to projected production of Hydrocarbons hedged thereunder) attributable to the Collateral to be released. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) Each Credit Party shall pay all reasonable and documented out-of-pocket expenses incurred by the DIP Agent, each Lender, and each Lender Swap Counterparty, (in the case of legal or consultancy fees, disbursements, charges and expenses, limited to: (i) all reasonable fees, disbursements, charges and expenses of Bracewell LLP, McGuireWoods LLP, and Opportune, LLP and one local counsel in each necessary jurisdiction for the DIP Agent, the Lenders and the Lender Swap Counterparties taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected parties similarly situated taken as a whole, and other reasonable legal or consultancy fees, expenses and disbursements of the DIP

Agent in its sole discretion and (ii) as reasonably needed, all reasonable legal or consultancy fees, disbursements, charges and expenses of the Lenders and Lender Swap Counterparties with the prior written consent of the Borrower (such consent not be unreasonably withheld)) in connection with the discussion, negotiation, preparation, execution and delivery of any documents in connection with any proposed financing of the Borrower, including the Lender Swap Agreements, the Loan Documents and the funding of all Loans under this Agreement, such costs and expenses including due diligence, syndication of this Agreement (including printing, distribution and bank meeting) transportation, duplication, messenger, audit, insurance, appraisal and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by the DIP Agent, the Lenders or the Lender Swap Counterparties in connection with the Lender Swap Agreements, this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, the administration of this Agreement and any amendments, modifications or waivers of any provision of the Lender Swap Agreements, the Loan Documents or the transactions contemplated thereby or hereby (whether or not the transactions contemplated thereby or hereby shall be consummated), or in connection with the interpretation, enforcement or protection of any of their rights and remedies under the Lender Swap Agreements or the Loan Documents including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) EACH CREDIT PARTY SHALL INDEMNIFY THE DIP AGENT EACH LENDER, EACH LENDER SWAP COUNTERPARTY AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”), AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY (INCLUDING THE LENDER SWAP AGREEMENTS), THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM , (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY OF THE DEBTORS, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE DEBTORS, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT (A) TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING ACKNOWLEDGED AND AGREED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNITEES BE

INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL); (B) TO HAVE RESULTED FROM A CLAIM BROUGHT BY THE BORROWER AGAINST ANY INDEMNITEE OF ANY MATERIAL BREACH IN BAD FAITH OF SUCH INDEMNITEE’S FUNDING OBLIGATIONS UNDER ANY LOAN DOCUMENTS, OR (C) TO BE A DISPUTE SOLELY BY OR AMONGST INDEMNITEES (OTHER THAN THE DIP AGENT IN ITS ROLE AS SUCH) TO THE EXTENT SUCH DISPUTE DOES NOT INVOLVE AND IS NOT RELATED TO ANY ACT, OMISSION OR REPRESENTATION ON THE PART OF, OR ANY INFORMATION PROVIDED BY OR ON BEHALF OF, THE BORROWER, ANY GUARANTOR OR AFFILIATES THEREOF. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS PARAGRAPH APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER, ANY OF ITS DIRECTORS, SECURITY-HOLDERS OR CREDITORS, AN INDEMNITEE OR ANY OTHER PERSON, OR AN INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. FOR THE AVOIDANCE OF DOUBT, UNDER NO CIRCUMSTANCES SHALL THE BORROWER BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY ANY INDEMNITEE. To the extent that any Credit Party fails to pay any amount required to be paid by it to the DIP Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the DIP Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the DIP Agent in its capacity as such.

(c) To the extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any Indemnitee or any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 11.03(b), to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit the Credit Parties’ indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the DIP Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the DIP Agent, provided that no consent of the DIP Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment provided, however, that no Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to the Parent or any Affiliate of the Parent or any natural person (or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), in each case, without the consent of all of the Lenders; and provided further that under no circumstance may any Lender assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to (x) any Company Competitor or (y) any Person that is not a party to the RSA, unless, with respect to this clause (y), either (A) concurrently with such assignment such Person becomes a party to the RSA or (B) the RSA is no longer in effect at the time of such assignment (and any such assignment in violation of this proviso shall be null and void).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment Amount of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the DIP Agent) shall not be less than $5,000,000 unless each of the Borrower and the DIP Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the DIP Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the DIP Agent an Administrative Questionnaire in which the assignee designates one or more individuals to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (with respect to amounts accruing during the period such Lender was a party hereto and for which such Lender was entitled to reimbursement or indemnity) and Section 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten days after the date notice thereof has been delivered by the assigning Lender (through the DIP Agent) unless such consent is expressly refused by the Borrower prior to such tenth day.

(iv) The DIP Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the DIP Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the DIP Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 11.03, the DIP Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Credit Party or the DIP Agent sell participations to one or more banks or other entities (a “Participant”), other than the Borrower or any Affiliate of the Borrower or any natural person (or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Credit Parties, the DIP Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any this Agreement or any other Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the DIP Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the DIP Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the DIP Agent and when the DIP Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and upon delivery of the Remedies Notice in accordance with Section 7.02 (including the five (5) Business Days prior delivery time period required thereunder), each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THE LAW OF THE STATE OF NEW YORK IS SUPERSEDED BY THE BANKRUPTCY CODE.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, OR, TO THE EXTENT THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM EXERCISING) JURISDICTION, TO ANY UNITED STATES FEDERAL OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND EACH CREDIT PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE DIP AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality.

(a) Each of the DIP Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (B) in any event, any subsequent disclosure by its or its Affiliates’ directors, officers or employees shall be deemed to be, and treated as if it were, a disclosure by, as applicable, the DIP Agent or such Lender), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the DIP Agent or any Lender on a nonconfidential basis from a source other than Credit Parties. For the purposes of this Section,

“Information” means all information received from the Parent or the Borrower relating to any Credit Party or their respective businesses, other than any such information that is available to the DIP Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT, THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY CREDIT PARTY OR THE DIP AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE DIP AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.13. Interest Rate Limitation. Each Credit Party, the DIP Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 11.13 shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section 11.13, even if such provision declares that it controls. As used in this Section 11.13, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the DIP Obligations. In no event shall any Credit Party or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (i) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any other applicable state or (ii) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the DIP Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section 11.13, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

SECTION 11.14. Collateral Matters; Lender Swap Agreements and Lender Party Financial Service Products. The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall also extend to, secure and be available on a pro rata basis to each Lender Swap Counterparty with respect to any obligations of any Debtor arising under such Lender Swap Agreement but only to the extent such obligations arise from transactions entered into prior to the date such Lender Swap Counterparty ceases to be a Lender or an Affiliate of a Lender, without giving effect to any extension, increases, or modifications (including blending) thereof which are made after such Lender Swap Counterparty ceases to be a Lender or an Affiliate of a Lender under this Agreement; provided that, with respect to any Lender Swap Agreement that remains secured after the counterparty thereto is no longer a Lender or an Affiliate of a Lender or the Discharge of DIP Obligations has occurred, the provisions of Article VIII shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the DIP Agent, promptly execute and deliver to the DIP Agent all such other documents, agreements and instruments reasonably requested by the DIP Agent to evidence the continued applicability of the provisions of Article VIII. Notwithstanding the foregoing and other than as expressly provided herein, no Lender or Affiliate of a Lender (or former Lender or Affiliate of a former Lender) shall have any voting or consent right under this Agreement or any Collateral Document as a result of the existence of obligations owed to it under a Lender Swap Agreement that is secured by any Collateral Document.

SECTION 11.15. No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Parent and the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the DIP Agent, any other Agent, or any Lender for any reason whatsoever. There are no third party beneficiaries.

SECTION 11.16. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA

SECTION 11.17. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent, the Borrower and the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent, the Borrower and the Guarantors, which information includes the name and address of the Parent, the Borrower and the Guarantors and other information that will allow such Lender to identify the Parent, the Borrower and the Guarantors in accordance with the Patriot Act.

SECTION 11.18. NO ORAL AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 11.19. DIP Orders. In the case of any conflict or inconsistency between the terms of this Agreement and the DIP Orders, the terms of the DIP Orders shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENN VIRGINIA HOLDING CORP., as Borrower

	By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA CORPORATION, as Parent

	By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

SUBSIDIARIES

PENN VIRGINIA OIL & GAS CORPORATION, as a Guarantor

	By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA OIL & GAS GP LLC, as a Guarantor

	By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA OIL & GAS LP LLC, as a Guarantor

	By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

Signature Page to DIP Credit Agreement

PENN VIRGINIA OIL & GAS, L.P., as a Guarantor

by: Penn Virginia Oil & Gas GP LLC, its General Partner

By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA MC CORPORATION, as a Guarantor

By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA MC ENERGY L.L.C., as a Guarantor

By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

PENN VIRGINIA MC OPERATING COMPANY L.L.C., as a Guarantor

By:	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Senior Vice President and
Chief Financial Officer

Signature Page to DIP Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as DIP Agent and a Lender

By:	/s/ Bryan M. McDavid
Name:	Bryan M. McDavid
Title:	Director

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mark Lumpkin, Jr.
Name:	Mark Lumpkin, Jr.
Title:	Authorized Signatory

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Edna Aguilar Mitchell
Name:	Edna Aguilar Mitchell
Title:	Director

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

By:	/s/ Laura Katherine Schembri
Name:	Laura Katherine Schembri
Title:	Authorized Signatory

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ David A. White
Name:	David A. White
Title:	Senior Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

COMERICA BANK, as a Lender

By:	/s/ Barry Carroll
Name:	Barry Carroll
Title:	Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Max Sonnonstine
Name:	Max Sonnonstine
Title:	Director

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Laurel Varney
Name:	Laurel Varney
Title:	Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

SUNTRUST BANK, as a Lender

By:	/s/ William S. Krueger
Name:	William S. Krueger
Title:	First Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

SANTANDER BANK, N.A., as a Lender

By:	/s/ Mark Connelly
Name:	Mark Connelly
Title:	Senior Vice President

By:	/s/ David O’Driscoll
Name:	David O’Driscoll
Title:	Senior Vice President

Debtor-In-Possession Credit Agreement (Penn Virginia Holding Corp.)

Schedule 2.01

Commitments

	Commitment	Applicable
Lender	Amount	Percentage
Wells Fargo Bank, National Association	$3,687,500.00	14.750000000%
Royal Bank of Canada	$3,687,500.00	14.750000000%
Bank of America, N.A.	$2,562,500.00	10.250000000%
The Bank of Nova Scotia	$2,562,500.00	10.250000000%
Credit Suisse AG, Cayman Islands Branch	$2,187,500.00	8.750000000%
Branch Banking and Trust Company	$1,562,500.00	6.250000000%
Barclays Bank PLC	$1,562,500.00	6.250000000%
Comerica Bank	$1,562,500.00	6.250000000%
Société Générale	$1,562,500.00	6.250000000%
Capital One, National Association	$1,562,500.00	6.250000000%
SunTrust Bank	$1,250,000.00	5.000000000%
Santander Bank, N.A.	$1,250,000.00	5.000000000%

Total:	$25,000,000.00	100.000000000%